Exhibit 4.1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN THE NOTES OR IN ANY SECURITY DOCUMENTS, ANY LIENS SECURING OBLIGATIONS UNDER THIS INDENTURE, THE NOTES AND THE SECURITY DOCUMENTS, AND THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF, ON THE ONE HAND, THE INTERCREDITOR AGREEMENT AND, ON THE OTHER HAND, THIS INDENTURE, THE NOTES OR ANY SECURITY DOCUMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EACH HOLDER, BY ITS ACCEPTANCE OF ANY NOTE, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

THE MAJESTIC STAR CASINO, LLC

as Issuer

and the Note Guarantors referred to herein

12.5% / 14.5% Second Lien Senior Secured Notes due 2016

INDENTURE

dated as of December 1, 2011

Wilmington Trust, National Association,

Trustee and Collateral Agent

i

SCHEDULES

SCHEDULE E-1	EBITDA FOR CERTAIN FISCAL PERIODS
SCHEDULE T-1	LAND TRANSFER TRANSACTION

EXHIBITS

EXHIBIT A	FORM OF NOTE
EXHIBIT B	CERTIFICATE OF TRANSFEROR
EXHIBIT C	FORM OF GUARANTY
EXHIBIT D	FORM OF INTERCREDITOR AGREEMENT
EXHIBIT E	FORM OF SECURITY AGREEMENT
EXHIBIT F	FORM OF TRADEMARK SECURITY AGREEMENT

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310(a)(1)		7.10
(a)(2)		7.10
(a)(3)		N.A.
(a)(4)		N.A.
(a)(5)		7.10
(b)		7.8; 7.10
(c)		N.A.
311(a)		7.11
(b)		7.11
(c)		N.A.
312(a)		2.5
(b)		12.3
(c)		12.3
313(a)		7.6
(b)		7.6
(c)		7.6
(d)		7.6
314(a)		4.3; 4.4; 12.5
(b)		10.3
(c)(1)		12.4
(c)(2)		12.4
(c)(3)		N.A.
(d)		10.5
(e)		12.5
(f)		N.A.
315(a)		7.1(b)
(b)		7.5
(c)		7.1(a)
(d)		7.1(c)
(e)		6.11
316(a),	(last sentence)	2.9
(a)(1)(A)		6.5
(a)(1)(B)		6.4
(a)(2)		N.A.
(b)		9.2
(c)		9.4
317(a)(1)		6.8
(a)(2)		6.9
(b)		2.4
318(a)		12.1
(b)		N.A.
(c)		12.1

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

v

INDENTURE, dated as of December 1, 2011, among The Majestic Star Casino, LLC, an Indiana limited liability company (the “Issuer”), Majestic Holdco, LLC, a Delaware limited liability company (“Parent”), the Subsidiary Guarantors (as defined herein and together with Parent, the “Note Guarantors”) named herein, and Wilmington Trust, National Association, as trustee and collateral agent.

The Issuer, the Note Guarantors and the Trustee (as defined herein) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Issuer’s 12.5% / 14.5% Second Lien Senior Secured Notes due 2016.

ARTICLE I

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.1 Definitions.

“Acquired Debt” means Indebtedness of a Person existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Issuer or a Restricted Subsidiary or becoming a Restricted Subsidiary.

“Additional Notes” means an unlimited aggregate principal amount of Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.2, 4.1 and 4.9 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person.

“Affiliate Transaction” means, with respect to any Person, (1) the sale, lease, transfer or other disposition of any of such Person’s properties or assets to, or the purchase of any property or assets from, any Affiliate, and (2) the entering into by such Person, or the suffering to exist by such Person, of any contract, agreement, understanding, loan, advance or guaranty with or for the benefit of any Affiliate of such Person.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means any (i) transfer (as defined), other than in the ordinary course of business, of any assets of the Issuer or any Restricted Subsidiary; (ii) direct or indirect issuance or sale of any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares), in each case to any Person; or (iii) Event of Loss. For purposes of this definition, (a) any series of transactions that are part of a common plan shall be deemed a single Asset Sale and (b) the term “Asset Sale” shall not include (1) any series of transactions that have a Fair Market Value (or result in gross proceeds) of less than $1,000,000, until the aggregate Fair Market Value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (b)(1) exceed $5,000,000, (2) any disposition of all or substantially all of the assets of the Issuer that is governed under and complies with the terms of Article V, (3) the conveyance, sale, transfer, assignment or other disposition of inventory and other assets acquired and held for resale in the ordinary course of business, in each case made in the ordinary course of business, consistent with past practices of the Issuer and its Restricted Subsidiaries, (4) the sale or disposition by the Issuer or any of its Restricted Subsidiaries of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Issuer’s business or the business of such Restricted Subsidiary, as applicable, (5) the liquidation of Cash Equivalents, (6) the transfer or sale of all of the equity interests in or assets of Majestic Colorado and its subsidiaries, (7) any termination, surrender or waiver of contract rights or termination, settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business or the unwinding of a Hedging Obligation, (8) sales or grants of non-exclusive licenses to use the patents, trade secrets, know-how and other intellectual property of the Issuer or any Restricted Subsidiary to the extent that such licenses are granted in the ordinary course of business, and do not prohibit the Issuer or any Restricted Subsidiary from using the technologies licensed and do not require the Issuer or any Restricted Subsidiary to pay any fees for any such use, (9) a transfer pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Issuer or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under this Indenture, (10) the lease or sublease of any real or personal property in the ordinary course of business, (11) any transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received, (12) dispositions of accounts receivable in connection with the collection or compromise thereof, (13) the sale and leaseback of any assets within 90 days of the acquisition thereof, (14) the granting of Liens not prohibited by the provisions of Section 4.12 hereof, and (15) the sale or other disposition of equity interests of an Unrestricted Subsidiary. A transfer of assets by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or another Restricted Subsidiary, and an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary, shall not be deemed to be an Asset Sale. Any Restricted Payment that is not prohibited by Section 4.7 or a Permitted Investment will not be deemed to be an Asset Sale.

“Bankruptcy Code” means title 11, U.S. Code, as amended from time to time, and any successor statute, or if the context so requires, any similar Federal or state law for the relief of debtors.

“Bank Product Obligations” shall have the meaning ascribed to such term in the Credit Agreement.

“beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act , whether or not applicable.

“BMG” means Barden Mississippi Gaming, LLC, a Mississippi limited liability company.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Broker-Dealer” means any broker or dealer registered with the Commission under the Exchange Act.

“Buffington Harbor Undeveloped Land” means the approximately 222 acres of land located adjacent to the Buffington Harbor gaming complex, which for the avoidance of doubt does not include the Excess Land.

“Business Day” means any day other than a Legal Holiday.

“Cage Cash” means, with respect to any Person as of any date determined, cash on hand at a Casino.

“Capital Contribution” means any contribution to the equity of the Issuer from a direct or indirect parent of the Issuer for which no consideration other than the issuance of Qualified Capital Stock is given.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Issuer and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and, without duplication, the aggregate amount of all Capital Lease Obligations of the Issuer and its Restricted Subsidiaries incurred during such period.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (ii) with respect to a limited liability company, any and all membership interests, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person, but, in each case of clauses (i), (ii) and (iii), excluding any debt securities convertible into Capital Stock.

“Cash Equivalent” means (i) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that, the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper or bankers acceptance issued by the parent corporation of any domestic commercial bank of recognized standing having combined capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within one year after the date of acquisition; (iii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) and (ii) above and (iv) repurchase obligations for underlying securities of the types and with the maturities described above.

“Casino” means a gaming establishment owned by the Issuer or any Restricted Subsidiary and any hotel, building, restaurant, theater, amusement park, other entertainment facility, parking facilities, retail shops, land, equipment, and other properties and assets directly ancillary thereto and used or to be used in connection therewith.

“Change of Control” means

(1) any merger or consolidation of the Issuer with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Issuer, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used for purposes of Section 13(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the transferee(s) or surviving entity or entities,

(2) any “person” or “group” (as such terms are used for purposes of Section 13(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the Issuer, or

(3) the Issuer adopts a plan of liquidation.

“Chapter 11 Cases” means Chapter 11 Case Nos. 09-14135, 09-14136, 09-14137, 09-14139, 09-14140, 09-14141, 09-14142 and 09-14143 commenced on November 23, 2009 by the Issuer and certain of its subsidiaries and affiliates, as administratively consolidated and jointly administered at Chapter 11 Case No. 09-14136 (KG).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any assets of the Issuer or any Subsidiary defined as “Collateral” in any of the Security Documents and assets from time to time on which a Lien exists as security for any of the Obligations hereunder or under the Notes or the Security Documents; provided that, in no event shall Collateral include Excluded Assets.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as Collateral Agent under the Security Documents, together with its successors.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Consolidated Cash Flow” means, with respect to any Person (the referent Person) for any period,

(1) consolidated income (loss) from operations of such Person and its subsidiaries for such period, determined in accordance with GAAP,

(2) plus, to the extent such amounts are deducted in calculating such income (loss) from operations of such Person for such period, and without duplication (i) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees, and other intangibles but excluding (x) non-cash charges incurred after the Issue Date that require an accrual of or a reserve for cash charges for any future period and (y) normally recurring accruals such as reserves against accounts receivables), (ii) provision for taxes based on income or profits of such Person and its subsidiaries and Permitted Tax Distributions and (iii) Pre-Opening Expenses, and

(3) adjusted to exclude (only to the extent included in calculating such income (loss) from operations of such Person for such period, and without duplication) losses from retirement of Indebtedness incurred during the Issuer’s fiscal quarter ended December 31, 2011 and nonrecurring items that would be permitted to be excluded in accordance with Item 10 of Regulation S-K under the Securities Act if the Consolidated Cash Flow were included in a filing with the Commission; provided that, (1) the income from operations of any Person that is not a Wholly Owned Subsidiary of the referent Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, (2) the income (loss) from operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (3) the income from operations of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

“Consolidated Excess Cash Flow” means, for any period, EBITDA:

minus,	the sum, without duplication and to the extent such items relate to the Issuer and/or any Restricted Subsidiary, of (i) actual Capital Expenditures made during such period (other than any such Capital Expenditures made with the Net Proceeds from an Asset Sale (without giving effect to the threshold set forth in the definition thereof) or insurance proceeds); (ii) the cash interest expense paid during such period; (iii) principal payments paid (other than in connection with a Consolidated Excess Cash Flow Redemption or principal payments made on any Indebtedness which do not represent a permanent reduction in such Indebtedness) during such period in respect of Indebtedness; (iv) all income taxes and franchise taxes paid during such period; (v) Permitted Tax Distributions made during such period; (vi) any increase in “restricted” cash and/or “restricted” Cash Equivalents (as properly characterized in accordance with GAAP) during such period to the extent such increase is not reflected as an expense deducted in the computation of EBITDA for such period; (vii) Restricted Payments made pursuant to Section 4.7(a); and (viii) the undistributed earnings of any Restricted Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Indenture or related documents) or requirement of law applicable to the Restricted Subsidiary.

plus,	the sum, without duplication and to the extent such items relate to the Issuer and/or any Restricted Subsidiary, of (i) any Indebtedness incurred in connection with Capital Expenditures made during such period; (ii) any decrease in “restricted” cash and/or “restricted” Cash Equivalents (as properly characterized in accordance with GAAP) to the extent such decrease (a) is not the result of the payment of such funds to a third party in respect of any liability of the Issuer and/or any Restricted Subsidiary, and (b) results in a corresponding increase in “non-restricted” cash and/or “non-restricted” Cash Equivalents; and (iii) cash interest income received by the Issuer and/or any Restricted Subsidiary during such period;

provided that, there shall be deemed to be no Consolidated Excess Cash Flow so long as the Discharge of Loan Agreement Secured Obligations (as such term is defined in the Intercreditor Agreement) has not occurred.

“Consolidated Interest Expense” means, with respect to any Person for any period, (a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued (including noncash interest payment and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period less (b) write-off of deferred financing costs, the amortization of original issue discount, and any charge related to any premium or penalty paid, in each case accrued during such period in connection with redeeming or retiring any Indebtedness before its stated maturity, as determined in accordance with GAAP, to the extent such expense, cost or charge was included in the calculation made pursuant to clause (a) above.

“Consolidated Net Income” means, with respect to any Person (the referent Person) for any time within which it is measured, the consolidated net income of such Person determined in accordance with GAAP consistently applied; provided, that in calculating Consolidated Net Income of the referent Person excluded from such calculation shall be the portion of net income (or net loss) allocated to referent Person from any entity (other than a consolidated subsidiary of referent Person) in respect of an ownership interest in such entity, except to the extent that (i) any such income is actually received by referent Person and/or any consolidated subsidiary of referent Person in the form of dividends or similar distributions or (ii) any such loss is actually funded through a cash contribution from referent Person and/or any consolidated subsidiary of referent Person.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the Internal Revenue Code.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.2 or such other address as the Trustee may specify by notice to the Issuer.

“Credit Agreement” means (a) the Amended and Restated Loan and Security Agreement, dated as of the Issue Date, between the Issuer, certain of its Subsidiaries that are signatories thereto from time to time, the lenders that are signatories thereto from time to time, and the Credit Facility Agent (any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith), and (b) any amendment, restatement, modification, supplement, refunding, refinancing or replacement thereof (including any increase in principal amount whether or not with the same lenders or agents).

“Credit Facility” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facility Agent” means Wells Fargo Capital Finance, Inc., in its capacity as arranger and administrative agent under the Credit Agreement or any replacement or successor agent under the Credit Agreement.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code.

“Default” means any event that is, or after notice or the passage of time or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means the Person specified in Section 2.3 as the Depositary with respect to the Notes issuable in global form, until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Disqualified Capital Stock” means any Equity Interest that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity, or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders of the Equity Interest have the right to require the Issuer to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interest provide that the Issuer may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 4.7.

“DTC” means The Depository Trust Company.

“EBITDA” shall mean with respect to the Issuer and its Restricted Subsidiaries for any time within which it is measured, Consolidated Net Income of the Issuer and its Restricted Subsidiaries plus, (a) without duplication and to the extent deducted in computing Consolidated Net Income of the Issuer and its Restricted Subsidiaries, the sum of (i) any extraordinary, unusual and/or non-recurring loss which does not represent a use of cash; (ii) any loss realized on the disposition of assets (other than through the sale of inventory in the ordinary course) which loss does not represent a use of cash; (iii) any loss resulting from the cumulative effect of a change in accounting principles; (iv) depreciation, amortization, impairment and similar non-cash charges; (v) interest expense; (vi) all fees, expenses and charges incurred under the Loan Documents, the Notes and this Indenture; (vii) restructuring, reorganization and transaction costs, expenses, charges and items incurred (including without limitation costs, expenses, charges and items in connection with the Chapter 11 Cases, the Plan of Reorganization, the Loan Documents, the Notes and this Indenture (including all documentation in connection therewith)) during the Issuer’s 2011 fiscal period which are not included on Schedule E-1, as reflected in the Issuer’s and its Restricted Subsidiaries’ consolidated income statement for the relevant fiscal period; (viii) professional fees and legal expenses incurred in connection with adjudicating or otherwise resolving the real property tax disputes with Lake County, Indiana during the Issuer’s fiscal periods ending after the Issue Date or which are not included on Schedule E-1, as reflected in Issuer’s and its Restricted Subsidiaries’ consolidated income statement for the relevant fiscal period; (ix) professional fees, including environmental remediation reports, environmental insurance policies and legal fees, incurred in connection with adjudicating or otherwise achieving the Gary Indiana Settlement during Issuer’s fiscal periods ending after the Issue Date or which are not included on Schedule E-1, as reflected in the Issuer’s and its Restricted Subsidiaries’ consolidated income statement for the relevant fiscal year and (x) income taxes for such fiscal period; minus, (b) without duplication and to the extent included in computing Consolidated Net Income of the Issuer and its Restricted Subsidiaries, the sum of (i) any extraordinary, unusual and/or non-recurring gain which does not represent a source of cash; (ii) any gain realized on the disposition of assets (other than through the sale of inventory in the ordinary course) which gain does not represent a source of cash; (iii) any income resulting from the cumulative effect of a change in accounting principles; (iv) interest income; and (v) income tax benefit (if any); provided, however, for the fiscal periods ending prior to the Issue Date and for which EBITDA can be computed as the Issue Date, EBITDA for such fiscal periods set forth on Schedule E-1 attached hereto shall be deemed to be equal to the amount set forth opposite each such period set forth therein (and the deemed EBITDA set forth on Schedule E-1 shall include, for the avoidance of doubt, an add-back with respect to extraordinary losses as a result of flooding occurring in 2011 with respect to the Casino and operations of the Issuer and its Restricted Subsidiaries located in Tunica, Mississippi).

“Equity Holder” means (a) with respect to a corporation, each holder of stock of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity (in each case, which is not disregarded for Federal income tax purposes), (c) with respect to a partnership, each partner of such partnership and (d) with respect to any entity that is disregarded for Federal income tax purposes, the owner of such entity.

“Equity Interests” means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event of Loss” means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Excess Land” shall have the meaning ascribed to such term in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.6(f) hereof.

“Exchange Offer” means the proposed offer of the Issuer to issue and deliver to the Holders of the Notes that are not prohibited by any law or policy of the Commission from participating in such offer, in exchange for the Notes, a like aggregate principal amount of the Exchange Notes.

“Exchange Offer Registration Statement” means a registration statement of the Issuer on Form S-4 (or, if applicable, on another appropriate form under the Securities Act) with respect to the Exchange Offer and all amendments and supplements to such registration statement, including post-effective amendments thereto, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Excluded Assets” means (i) Cage Cash; (ii) cash and cash equivalents to the extent a Lien thereon is prohibited from being perfected through the filing of a UCC-1 financing statement or through the obtaining of “control” (as defined in the Uniform Commercial Code); (iii) assets securing Purchase Money Obligations or Capital Lease Obligations permitted to be incurred pursuant to Section 4.9(b)(2);

and (iv) all Gaming Licenses and any license, contract or agreement to which the Issuer or a Note Guarantor is a party, to the extent, but only to the extent, that a grant of a Lien on such license, contract or agreement is prohibited by law, results in a breach or termination of the terms of, or constitutes a default under or termination of any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms or default under such license, contract or agreement, the Excluded Assets shall not include, and the applicable Person shall be deemed to have granted a security interest in, all such licenses, contracts, or agreements as if such terms or defaults had never been in effect; (v) any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 66% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Code (or regulations thereunder) or issuance of official interpretations thereof allowing the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation; and (vi) trademark applications filed on an “intent-to-use” basis until such time as a statement of use has been filed with and duly accepted by the United States Patent and Trademark Office; provided that, Excluded Assets described in clauses (iii), (iv), (v) and (vi) of this definition shall not include any and all proceeds of any of such assets; provided, further, that, any agreement, permit, license, or the like qualifying as an Excluded Asset under clause (iv) above no longer shall constitute an Excluded Asset (and instead shall constitute Collateral) from and after such time as the lessor, licensor, or other party to such agreement, permit, license, or the like consents to the grant of a Lien in favor of Credit Facility Agent or Collateral Agent in such agreement, permit, license, or the like or the prohibition against granting a Lien therein in favor of Credit Facility Agent or Collateral Agent, as applicable, shall cease to be effective; without limiting the foregoing, Excluded Assets shall include gaming equipment subject to such Purchase Money Obligations or Capital Lease Obligations.

“Excluded Person” means (i) any employee benefit plan of the Issuer or any trustee or similar fiduciary holding Capital Stock of the Issuer for or pursuant to the terms of any such plan or (ii) the Holders of more than 5% of the total voting power in the aggregate of the Voting Stock of the Issuer on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in this Indenture).

“FF&E” means furniture, fixture and equipment acquired by the Issuer or a Restricted Subsidiary in the ordinary course of business.

“FF&E Financing” means Purchase Money Obligations or Capital Lease Obligations incurred solely to acquire or lease, respectively, FF&E provided that, the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs and expenses) of the FF&E purchased or leased with the proceeds thereof.

“FF&E Lender” means a Person that is not an Affiliate of the Issuer and is a lender under FF&E Financing.

“Flow Through Entity” means an entity that (a) constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code), (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the Code)

other than a “publicly traded partnership” treated for Federal income tax purposes as a corporation under Section 7704(a) of the Code, (iv) a business entity that is disregarded as an entity separate from its owner under the Code, the Treasury Regulations or any published administrative guidance of the Internal Revenue Service, (v) a trust to the extent its income is includible in the taxable income of the grantor or another person under Sections 671 through 679 of the Code or (vi) any other entity that is treated as a pass- or flow-through entity for Federal income tax purposes in a manner similar to that described in the immediately preceding clauses (i) through (v).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission, as in effect on the date of this Indenture.

“Gaming Authorities” means the Indiana Gaming Commission, the Mississippi Gaming Commission, the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuer or any of its Subsidiaries.

“Gaming Law” means the provisions of any gaming laws or regulations of any state or jurisdiction to which the Issuer or any of its Subsidiaries is, or may at any time after the date of this Indenture, be subject.

“Gaming Licenses” means every finding of suitability, registration, license, franchise or other finding of suitability, registration, approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which the Issuer or any of its Subsidiaries conducts business and all applicable liquor licenses.

“Global Note Legend” means the legend set forth in Section 2.6(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.1, 2.6(b)(3), 2.6(b)(4), 2.6(d)(2) or 2.6(f) hereof.

“Government Securities” means (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that, (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Governmental Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

“guaranty” or “guarantee,” used as a noun, means any guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other Obligation. “guarantee,” used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency rates or commodity prices.

“Holder” means the Person in whose name a Note is registered in the register of the Notes.

“Indebtedness” of any Person means (without duplication) (i) all liabilities and obligations, contingent or otherwise, of such Person (A) in respect of borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, debentures, notes or other similar instruments, (C) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) representing Capital Lease Obligations, (F) under bankers’ acceptance and letter of credit facilities, (G) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, or (H) net obligations in respect of Hedging Obligations; (ii) all Indebtedness of others that is guaranteed by such Person; and (iii) all Indebtedness of others that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that, the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the Fair Market Value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term Indebtedness shall not include obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, such obligation is extinguished within two business days of its incurrence. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness. The term “Indebtedness” shall not include (A) trade payables or other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices, (B) deferred tax obligations, (C) minority interest, (D) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business, and (E) obligations of the Issuer or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of Inventory at a time in the future entered into in the ordinary course of business.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness or Disqualified Capital Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $100,600,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, among the Trustee and Credit Facility Agent, substantially in the form attached hereto as Exhibit D, as amended, modified, restated, supplemented from time to time, entered into on the Issue Date in accordance with Section 7.1(g), including any amended or supplemented agreement or any replacement or substitute agreement, in each case substantially in the form of Exhibit D attached hereto.

“Interest Coverage Ratio” means, for any period, the ratio of (i) Consolidated Cash Flow of the Issuer for such period, to (ii) Consolidated Interest Expense of the Issuer for such period. In calculating the Interest Coverage Ratio for any period: (a) pro forma effect shall be given to the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Issuer or any of its Restricted Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period; (b) acquisitions that have been made by the Issuer or any of its Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period, including giving effect to reductions in costs for such period that are directly attributable to the elimination of duplicative functions and expenses (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) as a result of such acquisition, merger or consolidation, provided that, (x) such cost savings were identified and quantified in an Officers’ Certificate delivered to the Trustee at the time of the consummation of such acquisition, merger or consolidation and such Officers’ Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of the consummation of such acquisition, merger or consolidation to effect such cost savings and sets forth the specific steps to be taken within the 90 days after such acquisition, merger or consolidation to accomplish such cost savings, and (y) with respect to each acquisition, merger or consolidation completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Issuer or any of its Restricted Subsidiaries within 90 days of such acquisition, merger or consolidation to effect the cost savings identified in such Officers’ Certificate (regardless, however, of whether the corresponding cost savings have been achieved); and (c) the financial information of the Issuer with respect to any portion of such period that falls before the Issue Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such period.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, guarantees and other forms of direct and indirect credit support, advances or capital contributions (excluding (i) payroll commission, travel and similar advances to officers and employees of such Person or payment or reimbursement of directors’ fees and other expenses made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date upon which the Notes are first issued.

“Issuer” has the meaning ascribed to it in the introductory paragraph of this Indenture.

“Issuer Order” means a written request or order signed in the name of the Issuer by the President, the Chief Executive Officer, the Chief Financial Officer or Senior Vice President of the Issuer, and by the Treasurer, an Assistant Treasurer, the Chief Operating Officer, the Secretary or an Assistant Secretary of the Issuer and delivered to the Trustee.

“Land Transfer Transaction” means, collectively, (i) the transfer to a newly-formed liquidating trust, the named beneficiary of which is the Parent, of the Excess Land on or about the Issue Date, (ii) the disposition of the Excess Land pursuant to the governing documents of such liquidating trust for the benefit of the Parent and (iii) the grant, pursuant to the Security Documents, of a first-priority perfected lien in all of the Parent’s right, title to and interest in its rights under the governing documents of such trust (including, without limitation, the right to receive any distributions therefrom), all as more fully described on Schedule T-1, in each case such amendments or modifications thereto as agreed to by the Credit Facility Agent in its discretion.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the Corporate Trust Office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date in a place of payment is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Liquidating Trust” means the liquidating trust established pursuant to the Land Transfer Transaction.

“Liquidating Trust Agreement” means that certain Liquidating Trust Agreement, dated as of the Issue Date, by and among the Issuer, The Majestic Star Casino II, LLC, Parent and the trustee of the Liquidating Trust.

“Liquidity” means, with respect to any Person as of any date determined, the sum of: (i) Cage Cash; (ii) unrestricted cash and Cash Equivalents; and (iii) unused borrowing capacity (as of such date) under any revolving credit facility which has not matured as of the date of the relevant Consolidated Excess Cash Flow Redemption.

“Liquidating Trust Funding Agreement” means the Funding Agreement, dated as of the Issue Date, by and among the Issuer, the Parent, Majestic Star Casino II, LLC and Majestic Gary Land Trust, as amended, restated, modified, renewed or replaced.

“Liquor Authorities” means the Mississippi Department of Revenue, the State of Mississippi Alcoholic Beverage Control Division of the Mississippi Department of Revenue, the State Licensing Authority of the State of Colorado, City of Black Hawk, the State of Colorado Liquor & Tobacco Enforcement Division, the State of Indiana Alcohol and Tobacco Commission, the Department of the Treasury Bureau of Alcohol, Tobacco and Firearms, and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any other agency with authority to regulate the sale or distribution of alcoholic beverages by the Issuer or any of its Subsidiaries.

“Liquor Laws” means the statutes regarding the sale and distribution of alcoholic beverages enforced by the Liquor Authorities and the rules and regulations of the Liquor Authorities.

“Loan Documents” shall have the meaning ascribed to such term in the Credit Agreement.

“Majestic Colorado” means Barden Colorado Gaming, LLC, a Colorado limited liability company.

“Majestic Star Casino Vessel” means that certain vessel named “Majestic Star” which is registered by the United States Coast Guard as Official Number 1057517 and is owned by the Issuer.

“Majestic Star Casino Vessel II” means that certain vessel named “Majestic Star II” which is registered by the United States Coast Guard as Official Number 1039617 and is owned by The Majestic Star Casino II, LLC, a Delaware limited liability company.

“Members” means the members of the Issuer.

“Mortgages” means (a) that certain Deed of Trust, Security Agreement and Fixture Filing With Financing Statement and Assignment of Leases and Rents by Barden Colorado Gaming, LLC, in favor of The Public Trustee of the County of Gilpin, State of Colorado, for the benefit of Collateral Agent, (b) that certain Mortgage, Assignment of Rents and Leases and Fixture Filing With Financing Statement from Issuer to Collateral Agent, and (c) that certain Deed of Trust, Security Agreement and Fixture Filing With Financing Statement and Assignments of Leases and Rents by BMG, d/b/a Fitzgerald’s Casino Hotel, in favor of Ann Corso Taylor, a natural person, for the benefit of Collateral Agent.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by the Issuer in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Issuer that were issued for cash or Cash Equivalents on or after the Issue Date, the amount of cash or Cash Equivalents originally received by the Issuer upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale of Qualified Capital Stock or Capital Contribution.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, reduced by the maximum amount of Permitted Tax Distributions for such period, excluding (to the extent included in calculating such net income) (i) any gain or loss, together with any related taxes paid or accrued on such gain or loss, realized in connection with any Asset Sales and dispositions pursuant to sale-leaseback transactions, and (ii) any extraordinary gain or loss, together with any related taxes paid or accrued on such gain or loss.

“Net Proceeds” means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (other than an Event of Loss) (including payments in respect of deferred payment obligations and any cash or Cash Equivalents received upon the sale or disposition of any non-cash consideration received in any Asset Sale, in each case when received and the net proceeds received in the form of cash or Cash Equivalents in respect of any Event of Loss (including insurance or other payments)), net of (i) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and any relocation expenses), (ii) taxes required to be paid by the Issuer or any of its Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year or any Permitted Tax Distributions during the taxable year within which such Asset Sale is consummated or in the immediately succeeding taxable year that would not otherwise be permitted to be distributed but for such Asset Sale, (iii) amounts required to be applied to the permanent repayment of Purchase Money Obligations and Capital Lease Obligations in connection with such Asset Sale, and (iv) appropriate amounts provided as a reserve by the Issuer or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuer or such Restricted Subsidiary, as the case may be, after such Asset Sale (including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification arising from such Asset Sale).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means any Notes authenticated and delivered under this Indenture. The Initial Notes, the PIK Notes (or any increase in the principal amount of a Global Note), the Exchange Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, the PIK Notes (or any increase in the principal amount of a Global Note), the Exchange Notes and any Additional Notes. For purposes of this Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof (and any increase in the principal amount of the Notes) as a result of the payment of PIK Interest.

“Obligation” means any principal, premium, interest, penalty, fee, indemnification, reimbursement, damage and other obligation and liability payable under the documentation governing any liability.

“Officers” means the President, the Chief Executive Officer, the Chief Operating Officer, Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary, any Assistant Secretary, any Vice President of such Person or any other senior executive officer of such Person designated by the Board of Directors of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or a Note Guarantor, as applicable, by two Officers of such Person, one of whom must be the President, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or a Senior Vice President.

“Opinion of Counsel” means an opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Parent” has the meaning ascribed to it in the introductory paragraph of this Indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Investments” means:

(1) Investments in the Issuer or in any Restricted Subsidiary;

(2) Investments in Cash Equivalents;

(3) Investments in a Person, if, as a result of such Investment, such Person (A) becomes a Restricted Subsidiary, or (B) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Note Guarantor;

(4) Hedging Obligations;

(5) Investments as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(6) Investments existing on the Issue Date;

(7) Investments paid for solely with Capital Stock (other than Disqualified Capital Stock) of the Issuer;

(8) credit extensions to gaming customers in the ordinary course of business, consistent with industry practice;

(9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary in satisfaction of judgments;

(10) loans or advances to Affiliates or to employees of Parent, the Issuer and its Restricted Subsidiaries in an aggregate amount not to exceed $1,000,000 at any one time outstanding pursuant to this clause (10);

(11) Investments in Unrestricted Subsidiaries or Affiliates, provided that, the aggregate amount of all such Investments outstanding at any time after the Issue Date pursuant to this clause (11) shall not in the aggregate exceed $5,000,000 (measured by the value attributed to the Investment at the time outstanding);

(12) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(13) Investments consisting of endorsements of negotiable instruments and similar documents, accounts receivables, deposits, prepayments, credits or purchases of inventory, supplies, materials and equipment, deposits to secure lease or utility payments, in each case in the ordinary course of business;

(14) additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed $15.0 million;

(15) any guarantee of Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred by the provisions of Section 4.9 hereof;

(16) Advances of payroll payments to employees in the ordinary course of business; and

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means:

(1) Liens arising by reason of any judgment, decree or order of any court for an amount and for a period not resulting in an Event of Default with respect thereto, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

(2) security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, consistent with industry practice;

(3) Liens (other than Liens arising under ERISA) for taxes, assessments or other governmental charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(4) Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business consistent with industry practices (other than Liens arising under ERISA) and Liens on deposits made to obtain the release of such Liens if (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(5) Liens arising by virtue of any contractual, statutory, or common law provision relating to bankers’ liens, rights of set-off, or similar rights and remedies regarding deposit accounts or other funds maintained with a creditor depository institution;

(6) easements, rights of way, zoning and similar restrictions, covenants, conditions and restrictions and other encumbrances or title defects incurred in the ordinary course of business, consistent with industry practices that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Issuer or a Subsidiary) or interfere with the ordinary conduct of the business of the Issuer or any of its Subsidiaries; provided that, such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

(7) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(8) Liens securing Refinancing Indebtedness incurred in compliance with this Indenture to refinance Indebtedness secured by Liens, provided, (a) such Liens do not extend to any additional property or assets; (b) if the Liens securing the Indebtedness being refinanced were subordinated to or pari passu with the Liens securing the Notes or any intercompany loan, as applicable, such new Liens are subordinated to or pari passu with such Liens to the same extent, and any related subordination or intercreditor agreement is confirmed; and (c) such Liens are no more adverse to the interests of Holders than the Liens replaced or extended thereby;

(9) Liens that secure Acquired Debt; provided that, such Liens do not extend to or cover any property or assets other than those of the Person being acquired and were not put in place in anticipation of such acquisition;

(10) Liens that secure FF&E Financing permitted to be incurred pursuant to Section 4.9(b)(2); provided that, such Liens do not extend to or cover any property or assets other than those being acquired or developed;

(11) those matters shown as exceptions to title on the title policies, dated as of the Issue Date, and issued for the benefit of the Trustee;

(12) Liens securing Obligations under this Indenture, the Notes or any PIK Notes issued from time to time (or increase in the principal amount of a Global Note) to pay PIK Interest or the Security Documents;

(13) Liens on assets of the Issuer and the Subsidiaries, and the proceeds of any or all the foregoing, securing Indebtedness under the Credit Facility (including, without limitation, Bank Product Obligations) incurred pursuant to Section 4.9(b)(1);

(14) Liens on the assets of a gaming establishment owned by the Issuer or a Restricted Subsidiary and containing at least 1,000 gaming devices and securing additional Indebtedness incurred under the Credit Facility, in an amount not to exceed $10,000,000;

(15) with respect to any vessel included in the Collateral, certain maritime liens, including liens for crew’s wages and salvage;

(16) leases or subleases granted in the ordinary course of business not materially interfering with the conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(17) Liens evidenced by precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any of its Subsidiaries in the ordinary course of business;

(18) Liens on the Buffington Harbor Undeveloped Land securing Indebtedness incurred pursuant to Section 4.9, so long as the proceeds of such Indebtedness are used to develop or improve the Buffington Harbor Undeveloped Land in a manner that would constitute, in the good faith of the Board of Directors of the Issuer, a Related Business of the Issuer or its Restricted Subsidiaries;

(19) Liens in favor of the Issuer or the Restricted Subsidiaries;

(20) Liens existing on the Issue Date, if any, provided pursuant to the Plan of Organization;

(21) Liens on assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or such Liens do not extend to or cover any property or assets other than those being acquired or developed; and

(22) Liens on property existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such acquisition or such Liens do not extend to or cover any property or assets other than those being acquired or developed.

“Permitted Payments to Liquidating Trust” means, so long as Liquidating Trust remains in existence, any dividend, distribution or other payment by the Issuer to Liquidating Trust pursuant to the terms and conditions of the Liquidating Trust Funding Agreement in an aggregate amount not to exceed (a) $750,000, $500,000 and $500,000 during the period commencing on the Issue Date and continuing through the first anniversary of the Issue Date, the period commencing on the first anniversary of the Issue Date and continuing through the second anniversary of the Issue Date, and the period commencing on the second anniversary of the Issue Date and continuing through the third anniversary of the Issue Date, respectively (such amounts under this clause (a) to be in addition to permitted payments under clause (b) below), and (b) $550,000 solely with respect to Remediation Expense Payments (as defined in the Liquidating Trust Funding Agreement) so long as any Notes are outstanding, in each case so long as no Default or Event of Default has occurred and is continuing before giving effect to such payment or would result therefrom.

“Permitted Tax Distributions” means,

(1) so long as Parent is a Flow Through Entity, distributions to its Equity Holders on or about the due date for any tax return (including quarterly tax estimates) for each fiscal year of Parent in amounts not to exceed any federal, state and local income tax liability of an Equity Holder for such fiscal year arising as a result of operations of Parent and its Subsidiaries and their interest in Parent, determined by assuming the applicability to each Equity Holder of a combined highest effective marginal federal, state and local income tax rates for an Equity Holder that is an individual who is a citizen of the United States and a resident of the State of New York and the city of New York. For the avoidance of doubt, the parties acknowledge that the actual amount of any distribution made pursuant to Section 4.7 may be less than the maximum amount allowable hereunder.

(2) Estimated tax distributions may be made within thirty days following March 15, May 15, August 15, and November 15 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 15, May 15, August 15, and November 15 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year. The excess of the Permitted Tax Distributions for a taxable year over the amounts previously distributed as estimated tax distributions may be distributed to Equity Holders within thirty days of the date on which Parent has filed its federal income tax return with respect to such taxable years. To the extent that the estimated tax distributions previously paid to an Equity Holder in respect of any taxable year are greater than the Permitted Tax Distributions for such year, such excess shall be treated for all purposes of this Agreement as if distributed as an estimated tax distribution on March 15 of the next succeeding year for the purpose of determining amounts permitted to be distributed in such succeeding taxable year.

(3) The amount of the Permitted Tax Distributions shall be re-computed promptly after (i) the filing by Parent of its annual tax return, and (ii) the appropriate Federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss of Parent which affected the calculation of the Permitted Tax Distributions for any year should be changed or adjusted, including the determination that Parent or any other entity is not a Flow Through Entity (a “Tax Calculation Event”). In the event of a Tax Calculation Event, the amount by which the Permitted Tax Distributions would have been reduced had they been calculated in accordance with the Tax Calculation Event (an “Overdistribution”) shall offset the amounts permitted to be distributed on each successive date on which a Permitted Tax Distribution or estimated tax distribution is made until the entire Overdistribution is absorbed (and such amounts permitted to be distributed shall be, for purposes of this Agreement, treated as if distributed to Equity Holders and used to repay the Overdistribution). The amount of any Underdistribution shall be distributed to Equity Holders within 90 days of the date of the Tax Calculation Event.

(4) For purposes of Section 4.7, Permitted Tax Distributions shall include with respect to any year any undistributed Permitted Tax Distributions for all prior years since the date of this Indenture.

“Permitted Vessel Lien” means a Lien on the Majestic Star Casino Vessel or a Lien on the Majestic Star Casino Vessel II that secures FF&E Financing; provided that, (a) the FF&E Lender agrees (i) to release such Lien upon satisfaction of such FF&E Financing, (ii) to release such Lien upon payment (or promise of payment) to such FF&E Lender of that portion of the proceeds of the sale of the Majestic Star Casino Vessel or Majestic Star Casino Vessel II, as applicable, attributable to the related FF&E, and (iii) that such Lien is subordinate and inferior in every respect to the Lien of the Collateral Agent pursuant to the Preferred Ship Mortgage on the hull and other equipment constituting the Majestic Star Casino Vessel or Majestic Star Casino Vessel II, as applicable, (other than the related FF&E), and (b) such Lien shall not have an adverse impact on the Holders.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Plan of Organization” means that certain Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated March 7, 2011, as amended or supplemented.

“Preferred Ship Mortgages” means (i) the preferred ship mortgage on the Tunica Vessel, dated as of the Issue Date, by and between BMG and the Collateral Agent, (ii) the preferred ship mortgage on The Majestic Star Casino Vessel, dated as of the Issue Date, by and between the Issuer and the Collateral Agent and (iii) the preferred ship mortgage on the Majestic Star Casino Vessel II, dated as of the Issue Date, by and between The Majestic Star Casino II, LLC and the Collateral Agent.

“Pre-Opening Expenses” means all costs of start-up activities in connection with a Related Business that are required to be expensed (and are not capitalized) in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 720-15 “Start-up Costs.”

“Private Placement Legend” means the legend set forth in Section 2.6(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Obligations” means Indebtedness representing, or incurred to finance, the cost (i) of acquiring any fixed assets and (ii) of construction or build-out of facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Issuer); provided that, (x) the principal amount of such Indebtedness does not exceed the acquisition cost, including construction charges, (y) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired, constructed or built and (z) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 90 days of the acquisition or commencement of construction or build-out of such property or asset.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

“Related Business” means the gaming, entertainment and hotel businesses conducted by the Issuer and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Issuer are materially related or incidental businesses.

“Required Regulatory Redemption” means a redemption by the Issuer of any Holder’s Notes pursuant to, and in accordance with, any order of any Governmental Authority with appropriate jurisdiction and authority relating to a Gaming License, or to the extent necessary in the reasonable, good faith judgment of the Board of Directors of the Issuer to prevent the loss, failure to obtain or material impairment or to secure the reinstatement of, any Gaming License, where such redemption or acquisition is required because the Holder or beneficial owner of Notes is required to be found suitable or to otherwise qualify under any Gaming Laws and is not found suitable or so qualified within a reasonable period of time.

“Responsible Officer” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee located at the Corporate Trust Office (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Security” means Notes that bear or are required to bear the legends set forth in Exhibit A hereto; provided, that a Note which bears or is required to bear solely the legend required by Section 12.16 shall not be deemed to be a Restricted Security.

“Restricted Subsidiary” means a Subsidiary other than an Unrestricted Subsidiary.

“Return from Unrestricted Subsidiaries” means (a) 50% of the Fair Market Value of any dividends or distributions received by the Issuer or a Restricted Subsidiary from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Issuer, plus (b) to the extent not otherwise included in Consolidated Net Income of the Issuer, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments of the principal of loans or advances or other transfers of assets to the Issuer or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the sale or liquidation of any Unrestricted Subsidiaries (other than the sale, distribution or liquidation of an Unrestricted Subsidiary that as of the Issue Date had been designated as an Unrestricted Subsidiary); plus (c) to the extent that any Unrestricted Subsidiary is designated to be a Restricted Subsidiary, the Fair Market Value of the Issuer’s Investment in such Subsidiary on the date of such designation.

“Rule 144A” means Rule 144A under the Securities Act, as such Rule may be amended from time to time, or under any similar rule or regulation hereafter adopted by the Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Pledge and Security Agreement to encumber substantially all of the assets of the Issuer, in favor of the Collateral Agent, for the ratable benefit of the Trustee and the Holders of the Notes, as the same may be amended in accordance with the terms thereof and this Indenture.

“Security Documents” means, collectively, the Mortgages, the Preferred Ship Mortgages, the Security Agreement, the Trademark Security Agreement, the Liquidating Trust Agreement, the Guarantees and any other agreements, instruments, financing statements or other documents that evidence, set forth or limit the Lien of the Collateral Agent in the Collateral.

“subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity (including a limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

“Subsidiary” means any subsidiary of the Issuer.

“Subsidiary Guarantor” means any Restricted Subsidiary that has executed and delivered in accordance with this Indenture an unconditional and irrevocable Guarantee of the Issuer’s obligations under the Notes and such Person’s successors and assigns.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended, as in effect on the date hereof until such time as this Indenture is qualified under the TIA, and thereafter as in effect on the date on which this Indenture is qualified under the TIA.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Issue Date, by and among the Issuer, the Note Guarantors and the Collateral Agent, substantially in the form of Exhibit F hereto, as amended or supplemented from time to time.

“transfer” means, with respect to any asset, any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

“Trustee” means Wilmington Trust, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Tunica Vessel” means that certain vessel named “Fitzgeralds Tunica” which is registered by the United States Coast Guard as Official Number 262757 and is owned by BMG.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary that, at or prior to the time of determination, shall have been designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary; provided that, such Subsidiary (a) does not hold any Indebtedness or Capital Stock of, or any Lien on any assets of, the Issuer or any Restricted Subsidiary; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Interest Coverage Ratio test set forth in Section 4.9 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary so long as no Default or Event of Default is in existence at the time of such designation or would be in existence following such designation. The Issuer shall be deemed to make an Investment in each Subsidiary designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions and is permitted by Section 4.9.

“U.S. Government Obligations” means direct obligations of the United States of America, or any agency or instrumentality thereof for the payment of which the full faith and credit of the United States of America is pledged.

“Voting Stock” means, with respect to any Person, (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the Board of Directors, managers or trustees of such Person (regardless of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person all the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by such Person or by a Wholly Owned Subsidiary of such Person; provided that, with respect to the Issuer, the term Wholly Owned Subsidiary shall exclude Unrestricted Subsidiaries.

Section 1.2 Other Definitions.

Term	Defined in Section
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.3
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Excess Proceeds Offer”	4.10
“Excess Proceeds Offer Period”	4.10
“Excess Proceeds Payment Date”	4.10
“Guarantee”	10.9
“Legal Defeasance”	8.2
“Paying Agent”	2.3
“PIK Interest”	2.1
“PIK Notes”	2.1
“PIK Payment”	2.1
“Purchase Amount”	4.10
“Refinance”	4.9	(g)
“Refinancing Indebtedness”	4.9	(g)
“Registrar”	2.3
“Restricted Payments”	4.7

Section 1.3 Incorporation By Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee;

“obligor” on the Notes means the Issuer, the Note Guarantors and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute, or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.4 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision, and the terms “Article,” “Section,” and “Exhibit,” unless otherwise specified or indicated by the context in which used, mean the corresponding article or section of, or the corresponding exhibit to, this Indenture; and

(7) references to agreements and other instruments include subsequent amendments, supplements and waivers to such agreements or instruments but only to the extent not prohibited by this Indenture.

ARTICLE II

THE NOTES

Section 2.1 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto, the terms of which are incorporated in and made a part of this Indenture. Each Note shall include the Guarantee executed by each of the Note Guarantors in the form of Exhibit C attached hereto, the terms of which are incorporated into and made a part of this Indenture. The Notes may have notations, legends or endorsements required by usage or law, stock exchange rule or agreements to which the Issuer is subject. Each Note shall be dated the date of its authentication. Subject to the issuance of additional Definitive Notes (the “PIK Notes”) or the increase in the principal amount of a Global Note in order to evidence payment-in-kind interest (“PIK Interest”) (which PIK Notes or increased principal amount of a Global Note shall be in denominations of $1.00 or any integral multiple of $1.00 in excess thereof), the Notes shall be issued in denominations of $1.00 and integral multiples of $1.00 in excess thereof. On any Interest Payment Date on which the Issuer pays PIK Interest (a “PIK Payment”) with respect to a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall increase the principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded down to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note, to the credit of the Holders on the relevant record date and an adjustment shall be made on the books and records of the Trustee with respect to such Global Note to reflect such increase. On any Interest Payment Date on which the Issuer makes a PIK Payment with respect to a Definitive Note, the Issuer shall deliver to the Trustee executed PIK Notes together with an Issuer Order sufficient to make such PIK Payment rounded down to the nearest whole dollar, for the relevant interest period on the principal amount of such Definitive Note.

Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon; provided that, the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 or, in the case of an increase resulting from the payment of PIK Interest, in accordance with the provisions hereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.2 Execution and Authentication.

Two Officers of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee’s certificate of authentication to be borne by the Notes shall be substantially as set forth in Exhibit A attached hereto.

The Trustee shall, upon an Issuer Order, (a) authenticate (i) for original issue Notes in any aggregate principal amount, (ii) PIK Notes, that may be validly issued under this Indenture, and (iii) any Additional Notes, and (b) increase the principal amount of any Global Note as a result of a PIK payment. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. Subject to Section 4.9, Additional Notes may be issued hereunder from time to time, without the consent of the Holders of previously issued Notes, in an aggregate principal amount to be determined from time to time by the Issuer; provided that, additional Notes may not be issued with original issue discount as determined under section 1271 et seq. of the Code.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authenticating by the Trustee includes authenticating by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or an Affiliate of the Issuer.

The Issuer, the Trustee and any agent of the Issuer or the Trustee shall treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of and (subject to the provisions of this Indenture and the Notes with respect to record dates) interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

Section 2.3 Registrar, Paying Agent and Depositary.

The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Issuer initially appoints the Trustee as Registrar and Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange.

The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar, except that for purposes of Articles III and VIII and Sections 4.1, 4.10 and 4.14, neither the Issuer nor any of its Subsidiaries shall act as Paying Agent.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Trustee shall act as custodian for the Depositary with respect to the Global Notes.

Section 2.4 Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes and shall notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Paying Agent shall be required to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent (subject to Section 2.3), it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization related to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of Notes held by each such Holder, and the Issuer shall otherwise comply with TIA Section 312(a).

Section 2.6 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(2) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary or the Issuer specifically requests such exchange.

Upon the occurrence of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7, 2.10 and 9.5 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7, 2.10 or 9.5 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.6(f) hereof, the requirements of this Section 2.6(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(2) above and the Registrar receives from such Holder a certificate in the form of Exhibit B hereto.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(2) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement; or

(C) the Registrar and the Issuer receive a certificate from the holder of such beneficial interest in the form of Exhibit B hereto;

and, in each such case set forth in this subparagraph (C), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar or the Issuer, as applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (C) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (C) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar and the Issuer of a certificate from such Holder in the form of Exhibit B hereto, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement; or

(C) the Registrar and the Issuer receive a certificate from the holder of such beneficial interest in the form of Exhibit B hereto;

and, in the case set forth in this subparagraph (C), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar or the Issuer, as applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(h) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of a certificate to the effect set forth in Exhibit B hereto, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of the appropriate Restricted Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement; or

(C) the Registrar and the Issuer receive a certificate from such Holder in the form of Exhibit B hereto;

and, in each such case set forth in this subparagraph (C), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar or the Issuer, as applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Issuer Order in accordance with Section 2.2 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives a certificate from the transferor in the form of Exhibit B hereto.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement; or

(C) the Registrar and the Issuer receive a certificate from such Holder in the form of Exhibit B hereto;

and, in the case set forth in this subparagraph (C), if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar or the Issuer, as applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer, the Issuer will issue and, upon receipt of an Issuer Order in accordance with Section 2.2 hereof, the Trustee will authenticate:

(1) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuer; and

(2) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuer.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF NOTES TRANSFERRED PURSUANT TO RULE 144A UNDER THE SECURITIES ACT) OR 40 DAYS (IN THE CASE OF NOTES TRANSFERRED PURSUANT TO REGULATION S UNDER THE SECURITIES ACT) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. IN THE CASE OF NOTES TRANSFERRED PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY TRUST COMPANY (THE “DEPOSITARY”) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Original Issue Discount Legend. Each Note will bear a legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.”

(4) General Legend. Each Note will bear a legend in substantially the following form:

“PURSUANT TO SECTION 2.9 OF THE INDENTURE, IN DETERMINING WHETHER THE HOLDERS OF THE REQUIRED PRINCIPAL AMOUNT OF NOTES HAVE CONCURRED IN ANY DIRECTION, WAIVER OR CONSENT, NOTES OWNED BY THE ISSUER OR ANY AFFILIATE OF

THE ISSUER SHALL BE CONSIDERED AS THOUGH NOT OUTSTANDING, EXCEPT FOR NOTES OWNED BY ANY EXCLUDED PERSON (AS DEFINED IN THE INDENTURE), UNLESS SUCH EXCLUSION IS PROHIBITED BY APPLICABLE LAW, WHICH SHALL BE CONSIDERED OUTSTANDING AND SHALL BE PERMITTED TO CONCUR IN ANY SUCH DIRECTION, WAIVER OR CONSENT.

ANYTHING HEREIN OR IN THE INDENTURE TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS EVIDENCED BY THIS NOTE, ANY OTHER NOTE, THE INDENTURE OR ANY RELATED SECURITY DOCUMENT, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, AND CERTAIN OF THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE). IN THE EVENT OF ANY CONFLICT BETWEEN, ON THE ONE HAND, THE TERMS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE) AND, ON THE OTHER HAND, THIS NOTE, THE INDENTURE OR ANY SECURITY DOCUMENT RELATED THERETO, THE TERMS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE) SHALL GOVERN AND CONTROL. EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Issuer Order in accordance with Section 2.2 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 3.8, 3.9, 4.10, 4.14 and 9.5 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.7 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, any Agent or any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer or the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, the replaced Note ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Trustee shall not be deemed to be outstanding for purposes of Section 3.7.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, in its capacity as Paying Agent, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Affiliate of the Issuer (but excluding any Excluded Person, unless such exclusion is prohibited by applicable law) shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows to be so owned shall be considered as not outstanding.

Section 2.10 Temporary Notes.

Pending the preparation of definitive Notes, the Issuer (and the Note Guarantors) may execute, and upon Issuer Order the Trustee shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise reproduced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.

If temporary Notes are issued, the Issuer (and the Note Guarantors) shall cause definitive Notes to be prepared without unreasonable delay. The definitive Notes shall be printed, lithographed or engraved, or provided by any combination thereof, or in any other manner permitted by the rules and regulations of any principal national securities exchange, if any, on which the Notes are listed, all as determined by the Officers executing such definitive Notes. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency maintained by the Issuer for such purpose pursuant to Section 4.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer (and the Note Guarantors) shall execute, and the Trustee shall authenticate and deliver, in exchange therefor the same aggregate principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the disposal or cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request therefor. The Issuer may not issue new Notes to replace Notes that have been redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in its customary manner.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall fix or cause to be fixed each such special record date and payment date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name of and at the expense of the Issuer) shall mail to the Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Legends.

(a) Except as permitted by Sections 2.13(b) or (c), each Note shall bear legends relating to restrictions on transfer pursuant to the securities laws in substantially the form set forth on Exhibit A attached hereto.

(b) Upon any sale or transfer of a Restricted Security (including any Restricted Security represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act:

(1) in the case of any Restricted Security that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Restricted Security for a Definitive Note that does not bear the legends required by Section 2.13(a); provided, that each such Restricted Security shall still bear any legend required by Section 12.16; and

(2) in the case of any Restricted Security represented by a Global Note, such Restricted Security shall not be required to bear the legends required by Section 2.13(a), but shall continue to be subject to the provisions of Section 2.6(b); provided that, (i) each such Restricted Security shall still bear any legend required by Section 12.16 and (ii) with respect to any request for an exchange of a Restricted Security that is represented by a Global Note for a Definitive Note that does not bear the legends required by Section 2.13(a), which request is made in reliance upon Rule 144, the Holder thereof shall certify in writing to the Registrar that such request is being made pursuant to Rule 144.

Section 2.14 Deposit of Moneys.

Subject to Section 3.5, prior to 10:00 a.m. (New York City time) on each date on which the principal of, premium, if any, and interest on the Notes are due, the Issuer shall deposit with the Trustee or Paying Agent in immediately available funds, money sufficient to make cash payments, if any, due on such date in a timely manner that permits the Trustee or the Paying Agent to remit payment to the Holders on such date.

Section 2.15 CUSIP Numbers.

The Issuer may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that, any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE III

REDEMPTION

Section 3.1 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.7, or is required to redeem Notes pursuant to Section 3.8, the Issuer shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (except in the case of a Required Regulatory Redemption requiring less notice), an Officers’ Certificate setting forth (i) the clause of Section 3.7 pursuant to which the redemption shall occur or if the redemption is required by Section 3.8, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.2 Selection of Notes to be Redeemed.

If less than all of the Notes are to be redeemed pursuant to Section 3.7 or 3.8, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and such listing is known to the Trustee), or, if the Notes are not so listed, on a pro rata basis or by such other method that most nearly approximates a pro rata selection as the Trustee shall deem fair and appropriate and, in each case with respect to any Global Notes, the procedures of the DTC.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1.00 or any integral multiple of $1.00 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3 Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date (except in the case of a Required Regulatory Redemption requiring less notice), the Issuer shall mail a notice of redemption by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) to the Trustee and each Holder whose Notes are to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon cancellation of the original Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes or portions of Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or the section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the name of the Issuer and at the Issuer’s expense; provided that, the Issuer shall deliver to the Trustee, at least 15 days (unless a shorter period is acceptable to the Trustee) prior to the date such notice is to be given, an Officers’ Certificate requesting that the Trustee give such notice and a copy of the notice to be provided to the Holders. The notice mailed or distributed electronically in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by mail electronic distribution or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

Notwithstanding the foregoing, notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes pursuant to Article VIII hereof or a satisfaction and discharge of this Indenture pursuant to Article XI hereof.

Section 3.4 Effect of Notice of Redemption.

Once notice of redemption has been mailed or distributed electronically to the Holders in accordance with Section 3.3 herein, Notes called for redemption become due and payable on the redemption date at the redemption price. At any time prior to the mailing of a notice of redemption to the Holders pursuant to Section 3.3, the Issuer may withdraw, revoke or rescind any notice of redemption delivered to the Trustee without any continuing obligation to redeem the Notes as contemplated by such notice of redemption.

Section 3.5 Deposit of Redemption Price.

At or before 10:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee (to the extent not already held by the Trustee) or with the Paying Agent money in immediately available funds sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

Interest on the Notes to be redeemed shall cease to accrue on the applicable redemption date, whether or not such Notes are presented for payment, if the Issuer makes or deposits the redemption payment in accordance with this Section 3.5. If any Note called for redemption shall not be paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.6 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Issuer Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.7 Optional Redemption.

The Notes shall be subject to redemption at the option of the Issuer, in whole or in part, at any time, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest, if any, up to the redemption date.

Section 3.8 Required Regulatory Redemption.

The Notes shall be subject to redemption at the option of the Issuer, in whole or in part, at any time upon not less than 20 Business Days nor more than 60 days notice (or such earlier date as may be required by any Gaming Authority) at 100% of the principal amount thereof plus accrued and unpaid interest thereon (or, if such redemption is required by any Gaming Authority, the Fair Market Value of such Notes, or such other amount as may be required by applicable law or order of such Gaming Authority), pursuant to a Required Regulatory Redemption. Any Required Regulatory Redemption shall, except as specifically provided in this Section 3.8, be made in accordance with the applicable provisions of Sections 3.3, 3.4 and 3.5 unless other procedures are required by any Gaming Authority. In addition, where such redemption is required because the Holder or beneficial owner of Notes is required to be found suitable or to otherwise qualify under any Gaming Laws and is not found suitable or so qualified, the Issuer shall have the right to require any such Holder or beneficial owner to dispose of its Notes upon 30 days’ notice (or such earlier date as may be required by the applicable Gaming Authority).

Section 3.9 Consolidated Excess Cash Flow Redemption.

(a) If the Issuer has Consolidated Excess Cash Flow for any relevant fiscal year, then, upon notice mailed to Holders within 115 days after the end of the relevant fiscal year, the Issuer shall be required to make a mandatory redemption (a “Consolidated Excess Cash Flow Redemption”) for Notes in the largest principal amount that is an integral multiple of $1,000 that may be redeemed using 75% of such Consolidated Excess Cash Flow for such period (the “Consolidated Excess Cash Flow Redemption Amount”) at a redemption price of 100%, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date. The notice shall specify that the Issuer shall effect the Consolidated Excess Cash Flow Redemption within 30 days of the date of such notice. Any Consolidated Excess Cash Flow Redemption shall be subject to the procedures set forth in Sections 3.2 through 3.5. Notes (or portions thereof) redeemed pursuant to a Consolidated Excess Cash Flow Redemption will be cancelled and cannot be reissued.

(b) Notwithstanding the foregoing, the Issuer shall not be required to redeem Notes in connection with a Consolidated Excess Cash Flow Redemption in accordance with the previous paragraph unless the Consolidated Excess Cash Flow Redemption Amount with respect to the applicable period in respect of which such Consolidated Excess Cash Flow Redemption is to be made exceeds $5.0 million (with lesser amounts being carried forward for purposes of determining whether the $5.0 million threshold has been met for any future period). Upon consummation of each Consolidated Excess Cash Flow Redemption, the Consolidated Excess Cash Flow Redemption Amount shall be reset at zero.

(c) The Issuer shall be entitled to reduce the applicable Consolidated Excess Cash Flow Redemption Amount with respect to any Consolidated Excess Cash Flow Redemption by an amount equal to the aggregate redemption price paid for any Notes theretofore redeemed during the relevant fiscal year pursuant to the provisions set forth under Section 3.7 before making such Consolidated Excess Cash Flow Redemption.

(d) Notwithstanding any of the foregoing, in no event shall the Issuer be required to redeem Notes in connection with a Consolidated Excess Cash Flow Redemption in accordance with this Section 3.9 if (and to the extent that) such redemption would cause the Liquidity of the Issuer and the Restricted Subsidiaries, on a consolidated basis, to fall below $35 million as of the last day of the relevant fiscal year for which the Consolidated Excess Cash Flow Redemption Amount is being calculated and giving effect to such redemption as if it had occurred on the last day of such fiscal year.

Section 3.10 No Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption payments with respect to the Notes (except as provided in Sections 3.8 and 3.9). The Notes shall not have the benefit of any sinking fund.

ARTICLE IV

COVENANTS

Section 4.1 Payment of Notes.

The Issuer shall pay the principal and premium, if any, of, and interest on, the Notes on the dates and in the manner provided in the Notes. The Issuer shall notify the Trustee in writing by no later than the applicable record date if interest on a particular interest payment date will be paid in PIK Notes. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest payment date, interest on the Notes shall be payable according to the election for the previous interest payment date, or payable in cash if no prior notice was delivered to the Trustee.

Principal, premium, if any, and interest shall be considered paid on the date due:

(a) if the Paying Agent, other than the Issuer or a Subsidiary of the Issuer, holds on or before that date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due; or

(b) only to the extent the Issuer is prohibited from paying any interest due on the Notes in cash by the Credit Facility or the Intercreditor Agreement (in the case of interest paid on or before the maturity or the date of redemption or repurchase of any Note), if on such date the Trustee has received (i) an Issuer Order, pursuant to Section 2.2, to increase the balance of any Global Note to reflect such PIK Notes or (ii) PIK Notes duly executed by the Issuer together with an Issuer Order, pursuant to Section 2.2, requesting the authentication of such PIK Notes by the Trustee.

Such Paying Agent shall return to the Issuer, no later than three Business Days following the date of payment, any money that exceeds such amount of principal, premium, if any, and interest then due and payable on the Notes or, in the case of interest paid on or before the maturity or the date of redemption or repurchase of any Note, any Additional Notes outstanding in connection with the payment of such interest.

To the extent lawful, the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes; provided, that the Issuer may pay such interest in PIK Notes only to the extent the Issuer is prohibited from paying any interest due on the Notes in cash by the Credit Facility or the Intercreditor Agreement; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.2 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that, no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

Section 4.3 Reports.

(a) So long as the Issuer is subject to reporting requirements under Section 13 or 15(d) of the Exchange Act, and so long as the Issuer is required to do so by any Gaming Authority the Issuer will (i) furnish to the Trustee and Holders, within 15 days after the Issuer is required to file such with the Commission, (a) all quarterly and annual financial information that is required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including for each a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Issuer’s independent certified public accountants and (b) all information that is required to be contained in a filing with the Commission on Form 8-K and (ii) file such information with the Commission so long as the Commission will accept such filings.

(b) If the Issuer is not subject to reporting requirements under Section 13 or 15(d) of the Exchange Act and is not required by any Gaming Authority to file the information described in Section 4.3(a) with the Commission, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and Holders, no later than 120 days after the end of each fiscal year (in the case of annual financial statements) and 45 days after the end of each fiscal quarter other than the last fiscal quarter (in the case of quarterly financial statements), unaudited quarterly and audited annual consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows that would be required from a Commission registrant on Form 10-K or Form 10-Q, as the case may be) prepared in accordance with GAAP, subject, with respect to quarterly financial statements, to the absence of footnote disclosure and normal year end audit adjustments. All such audited annual consolidated financial statements shall be audited by an internationally recognized independent public accountant.

(c) The Issuer will distribute (or cause the Trustee to distribute if distributed through DTC) such information and such reports electronically to:

(1) any Holder of the Notes;

(2) any beneficial owner of the Notes that provides its email address to the Issuer and certifies that it is a beneficial owner of the Notes;

(3) any prospective investor in the Notes that provides its email address to the Issuer and certifies that it is (i) a prospective investor in the Notes and (ii) a Qualified Institutional Buyer (as defined in the Securities Act) or a non-U.S. Person (as defined in Regulation S under the Securities Act);

(4) any market maker that provides its email address to the Issuer and certifies that it is or intends to be a market maker with respect to the Notes; and

(5) any securities analyst that provides its email address to the Issuer and certifies that it is a securities analyst.

(d) Any person who requests or receives such financial information from the Issuer will be required to represent to the Issuer that:

(1) it is a Holder of the Notes, a beneficial owner of the Notes, a prospective investor in the Notes, a market maker or a securities analyst;

(2) it will not use the information in violation of applicable securities laws or regulations;

(3) it will not communicate the information to any person; and

(4) it (i) will not use such information in any manner intended to compete with the business of the Issuer and (ii) is not a Person (which includes such Person’s Affiliates) that (x) is principally engaged in a business substantially similar to the business of the Issuer or (y) derives a significant portion of its revenues from operating, owning a business substantially similar to the business of the Issuer.

(e) Notwithstanding the foregoing, the Issuer may fulfill the requirement to distribute such financial information by filing the information with the Commission.

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.4 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate (provided that, one of the signatories to such Officers’ Certificate shall be the principal executive officer, principal financial officer or principal accounting officer of the Issuer) stating that a review of the activities of the Issuer and the Subsidiaries during the preceding fiscal year have been made under the supervision of the signing Officers with a view to determine whether each has kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, to the best of his or her knowledge, that the Issuer and the Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof or thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge and what action each is taking or proposes to take with respect thereto).

(b) The year-end financial statements delivered pursuant to Section 4.3 above shall be accompanied by a written statement of the independent public accountants of the Issuer (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that either the Issuer or any of its Subsidiaries has violated any provisions of this Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, the Issuer shall deliver to the Trustee forthwith upon any Officer becoming aware of (i) any Default or Event of Default or (ii) any event of default under any mortgage, indenture or instrument referred to in Section 6.1(e), an Officers’ Certificate specifying such Default, Event of Default or other event of default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.5 Taxes.

The Issuer shall, and shall cause its Subsidiaries to, file all tax returns required to be filed and to pay prior to delinquency all material taxes, assessments and governmental levies except as contested in good faith and by appropriate proceedings and for which reserves have been established in accordance with GAAP.

Section 4.6 Stay, Extension and Usury Laws.

The Issuer (and each Note Guarantor) covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension, usury or other law, wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the payment of all or any portion of the principal of or interest on the Notes, or that may affect the covenants or the performance of this Indenture; and the Issuer and each Note Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of any Equity Interests of the Issuer or any of its Restricted Subsidiaries (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Issuer or (B) amounts payable to the Issuer or any Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Issuer or any Affiliate, including the Parent, (other than any Restricted Subsidiary of the Issuer) of the Issuer (other than any such Equity Interest owned by the Issuer or any Restricted Subsidiary);

(3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee thereof (excluding any intercompany Indebtedness between or among the Issuer and any of the Subsidiary Guarantors), as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, subject to the limitations set forth in Section 4.7(d), at the time of such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

(B) immediately after giving effect to such Restricted Payment on a pro forma basis, the Issuer could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in Section 4.9, and

(C) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors of the Issuer and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made on or after the Issue Date (including Restricted Payments permitted by clauses (2), (6), (7), (8) of Section 4.7(b), and, to the extent the Issuer is given credit for such Net Cash Proceeds pursuant to clause (2) of this Section 4.7(a), clause (3) of Section 4.7(a) and excluding Restricted Payments permitted by clauses (1), (4), and (5) of the next following paragraph), is less than the sum, without duplication, of

(i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Issuer (other than Disqualified Capital Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus

(iii) 100% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Issuer that has been converted or exchanged into Equity Interests of the Issuer (other than Disqualified Capital Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by the Issuer upon such conversion or exchange), plus

(iv) the aggregate Return from Unrestricted Subsidiaries after the Issue Date and on or prior to the time of such Restricted Payment (excluding any returns of or from Permitted Investments made pursuant to clause (11) of the definition of “Permitted Investments”).

(b) Subject to the limitations set forth in Section 4.7(d), the provisions of Section 4.7(a) shall not prohibit:

(1) so long as no Default or Event of Default has occurred and is continuing, the sale, distribution or liquidation of a Subsidiary that as of the Issue Date has been designated as an Unrestricted Subsidiary;

(2) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of this Indenture;

(3) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Issuer or Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary) of, other Equity Interests of the Issuer (other than Disqualified Capital Stock);

(4) so long as no Default or Event of Default has occurred and is continuing, with respect to each taxable year that the Issuer qualifies as a Flow Through Entity, payments or distributions with respect to Permitted Tax Distributions; provided that, (A) prior to any payment of Permitted Tax Distributions the Issuer provides an Officers’ Certificate to the effect that the Issuer and each Subsidiary in respect of which such distributions are being made, qualify as Flow Through Entities for Federal income tax purposes and (B) at the time of such distribution, the most recent audited financial statements of the Issuer provided to the Trustee pursuant to Section 4.3, provide that the Issuer and each such Subsidiary were treated as Flow Through Entities for the period of such financial statements, provided that, the requirement set forth in this subclause (B) shall not apply to the extent that such Subsidiary that is acquired after the date hereof is not a Flow Through Entity on the date of such acquisition but subsequently becomes a Flow Through Entity after any period covered by such financial statements;

(5) the redemption, repurchase or payoff of any Indebtedness of the Issuer or a Restricted Subsidiary with cash proceeds of or in exchange for any Refinancing Indebtedness permitted to be incurred pursuant to Section 4.9(b)(8);

(6) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer;

(8) the redemption and repurchase of any Equity Interests or Indebtedness of the Issuer or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of the Issuer as evidenced by a resolution of the Board of Directors that has been delivered to the Trustee, to prevent the loss, or to secure the grant or establishment, of any gaming license or other right to conduct lawful gaming operations;

(9) the retirement of any shares of Disqualified Capital Stock of the Issuer by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Issuer, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of other shares of Disqualified Capital Stock of the Issuer;

(10) payments to Affiliates of the Issuer and holders of Equity Interests in the Issuer in amounts equal to (i) (A) in the event the Parent is not treated as a Flow Through Entity, the amounts required to pay any federal, state or local income taxes to the extent that such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (but limited in the case of taxes based upon taxable income, to the extent that cumulative taxable net income subsequent to the date of this Indenture is positive) or (B) amounts required to pay any federal, state or local income taxes to the extent such income taxes are related to Indebtedness between or among any of the Issuer and any direct or indirect parent entity of the Issuer and any of the Restricted Subsidiaries, (ii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent entity of the Issuer and any payroll, social security or similar taxes thereof to the extent such salary, bonus, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, (iii) general corporate operating and overhead costs and expenses of any direct or indirect parent entity of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, (iv) fees and expenses related to (A) any equity or debt offering of such parent entity (whether or not successful), (B) any Investment otherwise permitted pursuant to the provisions of this Section 4.7 (whether or not successful) and (C) any transaction pursuant to Section 5.1 hereof, (v) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any of its direct or indirect parent entities, (vi) amounts to finance Investments otherwise permitted to be made directly by the Issuer or its Restricted Subsidiaries pursuant to this Indenture; provided, that (A) such payment shall be made substantially concurrent with the closing of such Investment and (B) such direct or indirect parent entity shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) pursuant to such Investment to be contributed to the capital of the Issuer or (ii) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.1 hereof) in order to consummate such Investment; provided that such contribution or acquisition does not increase the amounts available for Restricted Payments pursuant to clause (A) of this Section 4.7; (C) such direct or indirect parent entity and its Affiliates (other than the Issuer or any of its Restricted Subsidiaries) receives no consideration or other payment in connection with such transaction; and (D) the Issuer and its Restricted Subsidiaries are deemed to have made an Investment pursuant to the relevant provision of this Indenture that would have applied had the Investment been made directly by the Issuer or a Restricted Subsidiary, and (vii) reasonable and customary fees payable to any directors of any direct or indirect parent entity of the Issuer and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent entity of the Issuer in the ordinary course of business, to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(11) any Restricted Payment made in connection with the Chapter 11 Cases, the Plan of Reorganization, the Loan Documents, the Notes and this Indenture and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 4.11 hereof (other than clause (a) thereof); and

(12) Permitted Payments to the Liquidating Trust.

(c) Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.7 were computed (or, in the case of a Restricted Payment made pursuant to Section 4.7(b)(4), a summary of such calculations as reasonably determined or estimated in good faith by the Issuer), which calculations may be based upon the Issuer’s latest available financial statements; provided, however, the Trustee shall have no duty to verify the calculations or information provided therein. Notwithstanding the foregoing, the Issuer shall not be required to deliver an Officers’ Certificate to the Trustee pursuant to this covenant if any action is taken pursuant to subsection (3) or (5) of Section 4.7(b).

(d) Any provision of this Indenture, any Note or any related document to the contrary notwithstanding, the Issuer shall not, and shall not permit any Subsidiary to, pay or reimburse any Person, directly or indirectly, for any matter (including any fee, charge, expense or other imposition imposed by any Gaming Authority or related to any Gaming License) that is restricted or prohibited pursuant to Section 5.6(d) of the Second Amended and Restated Limited Liability Company Agreement of the Parent (as in effect on the Issue Date), or make any Restricted Payment in order to effectuate such payment or reimbursement.

Section 4.8 Limitation on Restrictions on Subsidiary Dividends.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (i) on such Restricted Subsidiary’s Capital Stock or (ii) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary’s profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, or

(c) make loans or advances to the Issuer or any of its Restricted Subsidiaries, or

(d) transfer any of its assets to the Issuer or any of its Restricted Subsidiaries, except, with respect to clauses (a) through (d) above, for such encumbrances or restrictions existing under or by reason of:

(1) any Credit Facility containing dividend or other payment restrictions that are not more restrictive than those contained in the documents governing the Credit Facility on the Issue Date, including the Intercreditor Agreement;

(2) this Indenture, the Security Documents and the Notes;

(3) applicable law;

(4) Acquired Debt; provided that, such encumbrances and restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) customary non-assignment and net worth provisions of any contract, lease or license entered into in the ordinary course of business;

(6) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Lien; and

(7) the agreements governing permitted Refinancing Indebtedness; provided that, such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive than those contained in any agreements governing the Indebtedness being refinanced.

Section 4.9 Limitation on Incurrence of Indebtedness.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness (including, without limitation, Acquired Debt) or (ii) issue any Disqualified Capital Stock; provided that, the Issuer and the Subsidiary Guarantors may incur Indebtedness (including, without limitation, Acquired Debt) and the Issuer may issue shares of Disqualified Capital Stock if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements of the Issuer are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock is issued would have been not less than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.9(a) will not prohibit the incurrence of any of the following items of Indebtedness:

(1) Indebtedness under the Credit Facility (including, without limitation, Bank Product Obligations) in an aggregate principal amount not to exceed, at any time outstanding, the Maximum Priority Debt Amount (as such term is defined in the Intercreditor Agreement);

(2) FF&E Financing in an aggregate principal amount not to exceed, at any time, $10,000,000;

(3) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations (including Obligations under letters of credit) incurred in the ordinary course of business, and any guarantees thereof;

(4) Hedging Obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by this Indenture; provided that, the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and that such Hedging Obligations shall not have been incurred for purposes of speculation;

(5) (i) Indebtedness outstanding on the Issue Date (other than Indebtedness under the Credit Facility which shall not be deemed to be outstanding pursuant to this clause (5)), including the Notes or any PIK Notes issued from time to time (or increase in the principal amount of a Global Note) to pay PIK Interest and the Security Documents, to the extent they constitute Indebtedness outstanding on the Issue Date and (ii) any PIK Notes to be issued (or any increase in the principal amount of the Global Note) from time to time in payment of accrued interest on the Notes;

(6) Indebtedness incurred by the Issuer in an aggregate principal amount not to exceed, at any time outstanding pursuant to this clause (6), $10,000,000;

(7) any Subsidiary Guarantee of the Notes or the Indebtedness permitted by clause (6) above; and

(8) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, “Refinance”), Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph, clause (5) above or this clause (8) (the “Refinancing Indebtedness”); provided that, (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (including any required premiums and out-of-pocket expenses reasonably incurred in connection therewith), (ii) the Refinancing Indebtedness has a final scheduled maturity that equals or exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced, (iii) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes than the Indebtedness being Refinanced, and (iv) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness of such Person issuing such Refinancing Indebtedness.

(c) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness or Disqualified Capital Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 4.9.

Section 4.10 Limitation on Asset Sales.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale not less than the Fair Market Value of the assets subject to such Asset Sale; (ii) at least 75% of the consideration for such Asset Sale is in the form of (A) cash or Cash Equivalents, (B) liabilities of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of such assets (provided that, following such Asset Sale there is no further recourse to the Issuer or its Restricted Subsidiaries with respect to such liabilities), or (C) fixed assets or property that, in the good faith judgment of the Board of Directors of the Issuer, at the time of such Asset Sale will be used in a Related Business of the Issuer or its Restricted Subsidiaries; and (iii) within 270 days of such Asset Sale, the Net Proceeds thereof are (A) invested in fixed assets or property that, in the good faith judgment of the Board of Directors of the Issuer, at the time of such Asset Sale will be used in a Related Business of the Issuer or its Restricted Subsidiaries, (B) applied to repay Indebtedness under Purchase Money Obligations incurred in connection with the asset so sold, (C) applied to repay Indebtedness under the Credit Facility and permanently reduce the commitment thereunder in the amount of the Indebtedness so repaid or (D) to the extent not used as provided in clauses (A), (B), or (C) applied to make an offer to purchase Notes as described below (an “Excess Proceeds Offer”); provided that, the Issuer will not be required to make an Excess Proceeds Offer until the amount of Excess Proceeds is greater than $5,000,000. The foregoing provisions in (i) or (ii) above shall not apply to an Event of Loss.

Pending the final application of any Net Proceeds, the Issuer may temporarily reduce Indebtedness under the Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

Net Proceeds not invested or applied as set forth in subclauses (A), (B) or (C) of clause (iii) above constitute “Excess Proceeds.” If the Issuer elects, or becomes obligated to make an Excess Proceeds Offer because such Excess Proceeds exceed $5,000,000, the Issuer shall offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the “Purchase Amount”), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the purchase date. The Issuer must consummate such Excess Proceeds Offer not later than 30 days after the expiration of the 270-day period following the Asset Sale that produced such Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Issuer and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

Each Excess Proceeds Offer shall remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the “Excess Proceeds Offer Period”). Promptly after the termination of the Excess Proceeds Offer Period (the “Excess Proceeds Payment Date”), the Issuer shall purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, on a pro rata basis or by such other method as may be required by law and, in each case with respect to any Global Notes, the procedures of the DTC, and, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist or become effective any restriction that would impair the ability of the Issuer to make an Excess Proceeds Offer upon an Asset Sale or, if such Excess Proceeds Offer is made, to pay for the Notes tendered for purchase.

The Issuer shall, no later than 30 days following the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds, commence the Excess Proceeds Offer by mailing to the Trustee and each Holder, at such Holder’s last registered address, a notice, which shall govern the terms of the Excess Proceeds Offer, and shall state:

(1) that the Excess Proceeds Offer is being made pursuant to this Section 4.10, the principal amount of Notes which shall be accepted for payment and that all Notes validly tendered shall be accepted for payment on a pro rata basis or by such other method that most nearly approximates a pro rata selection as the Trustee shall deem fair and appropriate and, in each case with respect to any Global Notes, the procedures of the DTC;

(2) the purchase price and the date of purchase;

(3) that any Notes not tendered or accepted for payment pursuant to the Excess Proceeds Offer shall continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the purchase price with respect to any Notes tendered, Notes accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Excess Proceeds Payment Date;

(5) that Holders electing to have Notes purchased pursuant to an Excess Proceeds Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Issuer prior to the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Issuer receives, not later than the close of business on the second Business Day preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part shall be issued Notes representing the unpurchased portion of the Notes surrendered; provided that, each Note purchased and each new Note issued shall be in principal amount of $1.00 and any integral multiple of $1.00 in excess thereof; and

(8) the instructions that Holders must follow in order to tender their Notes.

On or before the Excess Proceeds Payment Date, the Issuer shall (i) accept for payment on a pro rata basis or by such other method that most nearly approximates a pro rata selection as the Trustee shall deem fair and appropriate and, in each case with respect to any Global Notes, the procedures of the DTC, the Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted, and (iii) deliver to the Trustee the Notes so accepted, together with an Officers’ Certificate stating that the Notes or portions thereof tendered to the Issuer are accepted for payment. The Paying Agent shall promptly deliver to each Holder of Notes so accepted payment in an amount equal to the purchase price of such Notes, and the Trustee shall promptly authenticate and deliver to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered.

The Issuer shall announce to the Holders the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For the purposes of this Section 4.10, the Trustee shall act as the Paying Agent.

Section 4.11 Limitation on Transactions with Affiliates.

Subject to the limitations set forth in Section 4.7(d), the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, consummate or suffer to exist any Affiliate Transaction, except for:

(a) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $2,000,000; provided that, (i) such transactions are conducted in good faith and on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Issuer or such Restricted Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary and (ii) the Issuer shall have delivered to the Trustee an Officers’ Certificate certifying to such effect;

(b) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $5,000,000; provided that, (i) a majority of the Board of Directors of the Issuer that are disinterested in such transaction (or, if none of the directors is disinterested in such transaction, a representative appointed by the Board of Directors of the Issuer to make such determination, which representative, in the reasonable good faith judgment of a majority of the Board of Directors of the Issuer, is disinterested in the transaction and is qualified to make such determination) determine that such transactions are conducted in good faith and on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Issuer or such Restricted Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary and (ii) prior to entering into such transaction the Issuer shall have delivered to the Trustee an Officers’ Certificate certifying to such effect; or

(c) Affiliate Transactions for which the Issuer delivers to the Trustee an opinion as to the fairness to the Issuer or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, subject to the limitations set forth in Section 4.7(d), the following shall be deemed not to be Affiliate Transactions:

(a) Restricted Payments permitted by Section 4.7;

(b) the non-exclusive licensing of any service mark or other trademarks of the Issuer or any Restricted Subsidiary to an Affiliate or Affiliates of the Issuer or such Restricted Subsidiary;

(c) transactions between or among the Issuer and any Restricted Subsidiary of the Issuer;

(d) any stockholders agreement;

(e) reasonable and customary employee benefit arrangements, employee loans and payment or reimbursement of director fees and other expenses;

(f) payment of all fees and expenses related to the Chapter 11 Cases, the Plan of Reorganization, the Loan Documents, the Notes and this Indenture; and

(g) transactions authorized under or contemplated by this Indenture or the Credit Facility.

Section 4.12 Limitation on Liens.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

Section 4.13 Existence.

Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its limited liability company existence, and corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with their respective organizational documents (as the same may be amended from time to time), and (ii) its (and the Subsidiaries’) rights (charter and statutory), licenses (including gaming and related licenses) and franchises; provided that, the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary, if the Board of Directors of the Issuer on behalf of the Issuer shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Issuer’s Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.14 Repurchase Upon Change of Control.

Upon the occurrence of a Change of Control, the Issuer shall offer to repurchase all of the Notes then outstanding (the “Change of Control Offer”) at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”).

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

Within 30 days following any Change of Control, the Issuer shall commence the Change of Control Offer by mailing to the Trustee and each Holder a notice, which shall govern the terms of the Change of Control Offer, and shall state that:

(a) the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment,

(b) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 45 days from the date such notice is mailed (the “Change of Control Payment Date”),

(c) that any Note not tendered for payment pursuant to the Change of Control Offer shall continue to accrue interest,

(d) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date,

(e) that any Holder electing to have Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date,

(f) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased,

(g) that a Holder whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 and any integral multiple of $1.00 in excess thereof,

(h) the instructions that Holders must follow in order to tender their Notes, and

(i) the circumstances and relevant facts regarding such Change of Control.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers’ Certificate stating that the Notes or portions thereof tendered to the Issuer are accepted for payment. The Paying Agent shall promptly deliver to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that, each such new Note will be in the principal amount of $1.00 and any integral multiple of $1.00 in excess thereof.

The Issuer shall announce to the Holders the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For the purposes of this Section 4.14, the Trustee shall act as the Paying Agent.

The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.15 Restrictions on Sale and Issuance of Subsidiary Stock.

The Issuer shall not sell, and shall not permit any Restricted Subsidiary to issue or sell, any Equity Interests (other than directors’ qualifying shares) of any Restricted Subsidiary to any Person other than the Issuer or a Wholly Owned Subsidiary of the Issuer; provided that, the Issuer and its Restricted Subsidiaries may sell all (but not less than all) of the Capital Stock or assets of (i) a Restricted Subsidiary owned by the Issuer and its Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of Section 4.10 or (ii) Majestic Colorado and its subsidiaries.

Section 4.16 Line of Business.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than a Related Business.

Section 4.17 Limitation on Sale and Leaseback Transactions.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction.

Section 4.18 Maintenance of Properties.

The Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain their properties and assets in normal working order and condition as on the date of this Indenture (reasonable wear and tear excepted) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto, as shall be reasonably necessary for the proper conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole; provided that, nothing herein shall prevent the Issuer or any of the Restricted Subsidiaries from discontinuing any maintenance of any such properties if the Issuer determines that such discontinuance is desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole.

Section 4.19 Maintenance of Insurance.

The Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain liability, casualty and other insurance (including self-insurance consistent with prior practice) with responsible insurance companies in such amounts and against such risks as is in accordance with customary industry practice in the general areas in which the Issuer and the Restricted Subsidiaries operate.

ARTICLE V

SUCCESSORS

Section 5.1 Merger, Consolidation or Sale of Substantially All Assets.

Issuer shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) in one or more related transactions to, any other Person, unless:

(a) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Issuer, pursuant to a supplemental indenture, under the Notes, this Indenture and the Security Documents;

(c) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists;

(d) such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; and

(e) the Issuer, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 4.9.

The Issuer shall deliver to the Trustee prior to the consummation of any proposed transaction an Officers’ Certificate to the foregoing effect, an Opinion of Counsel, stating that all conditions precedent to the proposed transaction provided for in this Indenture have been complied with and a written statement from a firm of independent public accountants of established national reputation stating that the proposed transaction complies with clause (e).

For purposes of this Section 5.1, the transfer of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Notwithstanding the foregoing clause (e), the Issuer may reorganize as a corporation or other business entity in accordance with the procedures established in this Article V, provided that, (x) such transaction is solely for the purpose of such reorganization and not for the purpose of evading this provision or any other provision of this Indenture and not in connection with any other transaction, and (y) prior to such reorganization, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that (i) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the reorganization and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such reorganization had not occurred, and (ii) the Issuer will not incur any material amount of Federal and state taxes as a result of the reorganization.

Section 5.2 Successor Substituted.

In the event of any transaction (other than a lease or a transfer of less than all of the Issuer’s assets) contemplated by Section 5.1 in which the Issuer is not the surviving Person, the successor formed by such consolidation or into or with which the applicable Issuer is merged or to which such transfer is made, or formed by such reorganization, as the case may be, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer, and the Issuer shall be discharged from its Obligations under this Indenture, the Security Documents and the Notes with the same effect as if such successor Person had been named as the Issuer herein or therein. The Trustee shall have the right to require any such Person to ensure, by executing and delivering appropriate instruments and Opinions of Counsel, that the Trustee continues to hold a Lien on all Collateral for the benefit of the Trustee and the Holders.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1 Events of Default.

Each of the following is an “Event of Default”:

(a) The Issuer defaults in the payment of interest on any Note when the same becomes due and payable and the Default continues for a period of 30 days;

(b) The Issuer defaults in the payment of principal (or premium, if any) on any Note when the same becomes due and payable at maturity, upon redemption, upon required repurchase pursuant to Section 4.10 or 4.14, by acceleration, or otherwise;

(c) the Issuer defaults in the performance of or breaches the provisions of Article V;

(d) either of the Issuer or any Note Guarantor fails to comply with any of its other agreements or covenants in, or provisions of, the Notes or this Indenture and the Default continues for 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, such notice to state that it is a “Notice of Default”;

(e) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Issuer or any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness or guaranty now exists or is created after the Issue Date, if (A) either (1) such default results from the failure to pay principal of or interest on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $5,000,000 in the aggregate;

(f) a final nonappealable judgment or judgments for the payment of money (other than judgments as to which a reputable insurance company has accepted full liability) is or are entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments remain undischarged, unbonded or unstayed for a period of 60 days after entry, provided that, the aggregate of all such judgments exceeds $5,000,000;

(g) the cessation of a material portion of the gaming operations of the Issuer and its Subsidiaries, taken as a whole, for more than 60 days, except as a result of an Event of Loss;

(h) any revocation, suspension, expiration (without previous or concurrent renewal) or loss of any Gaming License for more than 60 days other than as a result of any Asset Sale made in accordance with the provisions of this Indenture or any voluntary relinquishment that is, in the judgment of the Board of Directors of the Issuer, both desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and not disadvantageous to the Holders in any material respect;

(i) any failure to comply with (after giving effect to any applicable grace periods) any material agreement or covenant in, or material provision of, any Security Document;

(j) the Issuer or any Subsidiary Guarantor, pursuant to or within the meaning of any Bankruptcy Code:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing its inability to pay debts as the same become due; and

(k) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(1) is for relief against the Issuer or any Subsidiary Guarantor in an involuntary case,

(2) appoints a Custodian of the Issuer or any Subsidiary Guarantor or for all or substantially all of their property, or

(3) orders the liquidation of the Issuer or any Subsidiary Guarantor, and such order or decree remains unstayed and in effect for 60 days.

The Issuer shall, upon becoming aware of any Default or Event of Default, deliver to the Trustee a statement specifying such Default or Event of Default and what action the Issuer is taking or propose to take with respect thereto.

Section 6.2 Acceleration.

Subject to the terms of the Intercreditor Agreement, if an Event of Default (other than an Event of Default specified in Section 6.1(j) or (k)) occurs and is continuing, the Trustee by written notice to the Issuer, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Issuer and the Trustee, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable. Upon such declaration the principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.1(j) or (k) occurs, all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Section 6.3 Other Remedies.

If an Event of Default occurs and is continuing, subject to the terms of the Intercreditor Agreement and to applicable Gaming Laws, the Trustee may pursue any available remedy (under this Indenture or otherwise) to collect the payment of principal or interest on the Notes to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4 Waiver of Past Defaults.

Holders of a majority of the aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes (a) waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of

Default in the payment of interest on, or the principal of, any Note or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected, and/or (b) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.5 Control by Majority.

Subject to Section 7.2(g), the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders, or that may involve the Trustee in personal liability.

Section 6.6 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.7 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 6.8 Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal and interest remaining unpaid on the Notes and interest on overdue principal (and premium, if any) and, to the extent lawful, interest on overdue interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9 Trustee may File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor under the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders of the Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the terms of the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article, it shall pay out the money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively;

Third: without duplication, to Holders for any other Obligations owing to the Holders under the Notes or this Indenture; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.6, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) The duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Security Documents, and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Security Documents. However, in the case of certificates specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Security Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section.

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee may refuse to perform any duty or exercise any right or power unless it receives security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee is hereby authorized and directed to enter into the Intercreditor Agreement upon execution thereof by the other parties thereto.

(h) If the Issuer shall enter into any FF&E Financing secured by a Permitted Vessel Lien, the Trustee is hereby authorized, at the Issuer’s request, to enter into an intercreditor agreement with the related FF&E Lender, provided that, (a) such agreement contains the agreements required under clause (a) of the definition of Permitted Vessel Lien, (b) the rights of the Trustee and the Holders hereunder and under the Security Documents are not adversely affected thereby in any respect, and (c) the Holders are not otherwise adversely affected thereby, each as certified in an Officers’ Certificate delivered to the Trustee, which the Trustee may conclusively rely upon.

Section 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both, provided that no Officers’ Certificate shall be required in connection with instructions to act or refrain from acting provided by the Holders pursuant to Article VI. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence, of for the supervision of, of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture or the Security Documents, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer, on behalf of the Issuer.

(f) Except with respect to Section 4.1, the Trustee shall have no duty to inquire as to the performance of the Issuer’s covenants in Article IV. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.1(a), (b) and 4.1, or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification from the Issuer or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur not liability or additional liability of any kind by reason of such inquiry or investigation.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Collateral Agent), and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, exemplary or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

Section 7.3 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes, makes loans to, accept deposits from and perform services for the Issuer or its Affiliates and may otherwise deal with the Issuer or an Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.4 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes or as to the adequacy of the security for the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision hereof, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.5 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if the Trustee has knowledge thereof (within the meaning of Section 7.2(f)), the Trustee shall mail to the Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.6 Reports by Trustee to Holders.

Within 60 days after each December 1 beginning with the December 1 following the date of this Indenture, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

Commencing at the time this Indenture is qualified under the TIA, a copy of each report at the time of its mailing to the Holders shall be filed with the Commission and each stock exchange on which the Notes are listed. The Issuer shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or any delisting thereof.

At the express written direction of the Issuer and at the Issuer’s expense, following a request by any Gaming Authority or as required by applicable law, the Trustee will provide any Gaming Authority or Liquor Authority with:

(1) copies of all notices, reports and other written communications that the Trustee gives to Holders;

(2) a list of all of the Holders promptly after the original issuance of the Notes and periodically thereafter if the Issuer so directs in writing;

(3) notice of any Default or Event of Default under this Indenture, any acceleration of the Indebtedness evidenced hereby, the institution of any legal actions or proceedings before any court or governmental authority in respect of a Default or Event of Default hereunder;

(4) notice of the removal or resignation of the Trustee within five Business Days of such request from the Issuer;

(5) notice of any transfer or assignment of rights, by the Issuer or any Subsidiary Guarantor, under this Indenture known to the Trustee within five Business Days of such request from the Issuer; and

(6) a copy of any amendment to the Notes or this Indenture within five Business Days of such request from the Issuer.

Subject to Sections 7.1 and 7.2, to the extent reasonably requested by the Issuer in writing and at the Issuer’s expense, the Trustee shall cooperate with any Gaming Authority or Liquor Authority in order to provide such Gaming Authority or Liquor Authority with such information and documentation as may be reasonably available to the Trustee and as may be requested in writing by such Gaming Authority or Liquor Authority and as otherwise permitted by applicable law.

Section 7.7 Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Issuer and the Trustee may from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel, except such disbursements, advances and expenses as shall be determined to have been caused by its own negligence or willful misconduct.

Except as set forth below, the Issuer shall indemnify the Trustee and its officers, directors and employees against any and all losses, liabilities, claims, damages or expenses incurred by it without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Security Documents, including the costs and expenses of enforcing this Indenture or the Security Documents against the Issuer and defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Issuer promptly of any claim of which it has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. In the event that, in the reasonable opinion of the Trustee, a conflict of interest or conflicting defenses would arise in connection with the representation of the Issuer and the Trustee by the same counsel, the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.7 shall survive the satisfaction and discharge of this Indenture.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of (and premium, if any) and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(j) or (k) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Code.

The Trustee will comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 7.8 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;

(c) a Custodian or public officer takes charge of the Trustee or its property;

(d) the Trustee becomes incapable of acting; or

(e) the Trustee is found unsuitable or unqualified by any Gaming Authority or Liquor Authority.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If any Gaming Authority or Liquor Authority requires the Trustee to be approved, licensed or qualified and the Trustee fails or declines to do so, such approval, license or qualification shall be obtained upon the request of, and at the expense of, the Issuer, unless the Trustee declines to do so in its sole discretion, in which case the Trustee shall be replaced in accordance with this Section 7.8, or, if the Trustee’s relationship with the Issuer may, in the Issuer’s discretion, jeopardize any material Gaming License or franchise or right or approval granted thereto, the Trustee shall resign, and, in addition, the Trustee may, at its option, resign if the Trustee in its sole discretion determines not to be so approved, licensed or qualified.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee after written request by any Holder who has been a Holder for at least six months fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. Upon payment of its charges hereunder, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee, and the Issuer shall pay to any such replaced or removed Trustee all amounts owed under Section 7.7 upon such replacement or removal.

Section 7.9 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that shall (a) be a corporation organized and doing business under the laws of the United States of America or of any state thereof or of the District of Columbia authorized under such laws to exercise corporate trustee power, (b) be subject to supervision or examination by Federal or state or the District of Columbia authority, and (c) have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee is subject to TIA Section 310(b); provided that, there shall be excluded from the operations of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11 Preferential Collection of Claims Against Issuer.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein. The provisions of TIA Section 311 shall apply to the Issuer, as obligor on the Notes.

Section 7.12 Electronic Communication.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods. If the Issuer elects to provide the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s reasonable understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon, and compliance with, such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may elect at any time to have Section 8.2 or Section 8.3, at the Issuer’s option, applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, except as set forth below, the Issuer and the Note Guarantors shall be deemed to have been discharged from their respective obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). Following such Legal Defeasance, (a) the Issuer shall be deemed to have paid and discharged the entire indebtedness outstanding hereunder, and this Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, and (b) the Issuer and the Note Guarantors shall be deemed to have satisfied all other of their respective obligations under the Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust described in Section 8.5;

(2) the Issuer’s obligations under Sections 2.4, 2.6, 2.7, 2.10, 4.2, 8.5, 8.6 and 8.7; and

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Note Guarantors’ obligations in connection therewith.

Subject to compliance with the provisions of this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

Section 8.3 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer and the Note Guarantors shall be released from their respective obligations under the covenants contained in Sections 4.3, 4.4, 4.7 through 4.12, and 4.14 through 4.19, and Article V on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. Following such Covenant Defeasance, (a) neither the Issuer nor any Note Guarantor need comply with, and none of them shall have any liability in respect of, any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, but, except as specified above, the remainder of this Indenture, the Notes and the Guarantees shall be unaffected thereby, and (b) Sections 6.1(c) through (i) shall not constitute Events of Default with respect to the Notes.

Section 8.4 Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or 8.3 to the outstanding Notes:

(a) the Issuer shall irrevocably have deposited or caused to be deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer shall specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any of the Restricted Subsidiaries is a party or by which the Issuer or any of the Restricted Subsidiaries is bound;

(f) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(g) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating, subject to certain factual assumptions and bankruptcy and insolvency exceptions, that all conditions precedent provided for in this Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.5 Deposited Cash and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6, all cash and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Paying Agent”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust and applied by the Paying Agent, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any other Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

Section 8.6 Repayment to the Issuer.

(a) The Trustee or the Paying Agent shall deliver or pay to the Issuer from time to time upon the request of the Issuer any cash or U.S. Government Obligations held by it as provided in Section 8.4 which in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(g)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

(b) Subject to any applicable unclaimed property laws, any cash and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided that, the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.7 Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or U.S. Government Obligations in accordance with Section 8.2 or 8.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if any event occurs at any time in the period ending on the 91st day after the date of deposit pursuant to Section 8.2 or 8.3 which event would constitute an Event of Default under Section 6.1(j) or (k) had Legal Defeasance or Covenant Defeasance, as the case may be, not occurred, then the Issuer’s and the Note Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 until such time as the Trustee or Paying Agent is permitted to apply such money in accordance with Section 8.2 or 8.3, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

Section 9.1 Without Consent of Holders.

The Issuer, the Note Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Security Documents and the Intercreditor Agreement, without the consent of any Holder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with Article V and Section 10.14;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any Holder under this Indenture or under the Notes;

(e) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(f) to release any Note Guarantee of the Notes permitted to be released under Section 10.15;

(g) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes;

(h) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(i) to allow any Note Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes in accordance with the terms of this Indenture; or

(j) to comply with the requirements of the Trustee and the Depositary (including its nominees) with respect to transfers of beneficial interests in the Notes.

Upon the request of the Issuer, accompanied by a resolution of its Board of Directors authorizing the execution of any such supplemental indenture or amendment, and upon receipt by the Trustee of the documents described in Section 9.6 required or requested by the Trustee, the Trustee shall join with the Issuer in the execution of any supplemental indenture or amendment authorized or permitted by the terms of this Indenture, but the Trustee shall not be obligated to enter into such supplemental indenture or amendment that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.2 With Consent of Holders.

(a) Subject to Sections 6.4 and 6.7, the Issuer and the Trustee, as applicable, may amend, or waive any provision of, this Indenture, the Notes or the Intercreditor Agreement, with the written consent of the Holders of at least a majority of the aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

(b) Upon the request of the Issuer, accompanied by a resolution of its Board of Directors authorizing the execution of any such supplemental indenture or amendment, and upon filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6, the Trustee shall join with the Issuer in the execution of such supplemental indenture or amendment unless such supplemental indenture or amendment affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

(c) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed supplemental indenture or amendment, but it shall be sufficient if such consent approves the substance thereof.

(d) After a supplemental indenture or amendment under this Section 9.2 becomes effective, the Issuer shall deliver to the Holders of each Note affected thereby a notice briefly describing the amendment or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture, amendment or waiver.

(e) Notwithstanding any other provision hereof, without the consent of each Holder affected, an amendment or waiver under this Section 9.2 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, or the premium (including, without limitation, redemption premium) on, or change the fixed maturity of, any Note; alter the provisions with respect to the payment on redemption of the Notes; or alter the price at which repurchases of the Notes may be made pursuant to Section 4.10 or 4.14, after the Asset Sale or Change of Control, respectively, has occurred;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in Section 6.4 or 6.7 or in this Section 9.2;

(7) waive a redemption payment with respect to any Note in a redemption made pursuant to Article III; or

(8) adversely affect the contractual ranking of the Notes or Guarantees.

(f) Unless otherwise provided in this Indenture, without the consent of the Holders of not less than 50% in aggregate principal amount of the Notes at the time outstanding, the Issuer, the Note Guarantors and the Trustee may not amend or supplement the Security Documents, or waive or modify the rights of the Holders thereunder or the provisions of this Indenture relating thereto, in either case, in a manner adverse to the Holders.

Section 9.3 Compliance with Trust Indenture Act.

If, at the time of an amendment to this Indenture or the Notes, this Indenture shall be qualified under the TIA, every amendment to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.4 Revocation and Effect of Consents.

Until a supplemental indenture, an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. A supplemental indenture, amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may fix a record date for determining which Holders must consent to such supplemental indenture, amendment or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 2.5, or (ii) such other date as the Issuer shall designate.

Section 9.5 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about a supplemental indenture, amendment or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment or waiver.

Section 9.6 Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be entitled to receive, if requested, an indemnity reasonably satisfactory to it and shall be provided with and, subject to Section 7.1, shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture and applicable Gaming Laws, that it is not inconsistent herewith and therewith, and that it shall be valid and binding upon the Issuer in accordance with its terms. The Issuer may not sign an amendment or supplemental indenture until the Board of Directors of the Issuer approves it.

ARTICLE X

COLLATERAL AND SECURITY AND GUARANTEE

Section 10.1 Collateral Documents.

The due and punctual payment of the principal and premium, if any, of, and interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other Obligations under this Indenture, the Notes, and the Security Documents, shall be secured as provided in the Security Documents.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended from time to time in accordance with its respective terms, and authorizes and directs the Collateral Agent to enter into this Indenture and the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Collateral Agent hereunder shall have only such duties and responsibilities as are explicitly set forth herein and in the respective Security Documents and no others; provided that the Collateral Agent hereunder shall only take action with respect to or under the Security Documents in accordance with the written instructions of the Trustee acting on behalf of the Holders, and shall apply any proceeds from the enforcement of any security as set forth therein. The provisions of Article VII hereof relating to the Trustee acting in such capacity shall apply to the Collateral Agent hereunder to the extent applicable. In addition, the Issuer and the Note Guarantors, jointly and severally, hereby agree to indemnify the Collateral Agent hereunder on the same basis as their indemnity to the Trustee in Article VII hereof with respect to actions taken or not taken by it in accordance with this Indenture and the Security Documents.

The Issuer shall, and shall cause each of the Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby and by the Security Documents, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein and therein expressed. The Issuer shall, and shall cause each of the Restricted Subsidiaries to, take any and all actions required to cause the Security Documents to create and maintain, as security for the Obligations under this Indenture, the Notes and the Security Documents, valid and enforceable, perfected (except as expressly provided herein or therein) Liens in and on all the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons, and subject to no other Liens, other than as provided herein and therein; provided that, the Collateral Agent’s Lien securing the Obligations under this Indenture, the Notes and the Security Documents shall be subordinated to the extent and pursuant to the terms of the Intercreditor Agreement.

The Issuer shall, and shall cause each of the Restricted Subsidiaries to, use all reasonable efforts to obtain all requisite consents necessary to enable it or such Restricted Subsidiary to provide a Lien on any license (other than any Gaming License), contract or agreement to which the Issuer or Restricted Subsidiary is a party and that constitutes an Excluded Asset described in clause (iii) of the definition of “Excluded Assets.”

Section 10.2 Additional Collateral.

The Issuer shall, and shall cause each of the Subsidiary Guarantors to, grant to the Collateral Agent a valid and perfected security interest in all property and assets of the Issuer and such Subsidiary Guarantors, other than Excluded Assets, whether owned on the Issue Date or thereafter acquired, and to execute and deliver all documents and opinions and to take all action necessary or desirable to perfect and protect such a security interest in favor of the Collateral Agent, subject only to Permitted Liens.

Section 10.3 Opinions.

The Issuer shall furnish to the Trustee within three months after each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of the Security Documents and reciting the details of such action, subject to customary assumptions and exclusions or (ii) in the opinion of such Counsel, no such action is necessary to maintain such Liens, which Opinion of Counsel also shall state what actions it then believes are necessary to maintain the effectiveness of such liens during the next year, subject to customary assumptions and exclusions.

Section 10.4 Release of Collateral.

(a) Collateral shall be released from the Liens created by the Security Documents from time to time at the sole cost and expense of the Issuer:

(1) upon payment in full of the Notes and all other Obligations under this Indenture, the Notes, and the Security Documents then due and owing,

(2) unless an Event of Default shall have occurred and be continuing, upon the (A) sale or other disposition of such Collateral pursuant to an Asset Sale made in accordance with Section 4.10, (B) sale or other disposition of such Collateral meeting the conditions of (b)(1) or (b)(6) of the definition of Asset Sale, or (C) transfer or exchange of such Collateral in the ordinary course of business,

(3) upon the written consent of the Holders of not less than a majority of the aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes),

(4) as required pursuant to the terms of the Intercreditor Agreement, or

(5) upon a Legal Defeasance;

provided that, the Trustee shall not direct the Collateral Agent to release any Lien on any Collateral unless and until the Trustee shall have received an Officers’ Certificate certifying that all conditions precedent hereunder have been met and such other documents required by Section 10.5. Upon compliance with the above provisions, the Trustee shall direct the Collateral Agent to, at the request and expense of the Issuer, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b) The release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof and of the Security Documents if and to the extent the Collateral is released pursuant to the terms of this Indenture and the Security Documents.

Section 10.5 Certificates of the Issuer.

The Issuer shall furnish to the Trustee, prior to each proposed release of Collateral, all documents required by TIA Section 314(d). The Trustee may, to the extent permitted by Sections 7.1 and 7.2, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such instruments. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuer, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert within the meaning of TIA Section 314(d).

Section 10.6 Certificates to the Trustee.

In the event that the Issuer wishes to release Collateral in accordance with the Security Documents, the Issuer shall deliver to Trustee the certificates required by Sections 10.4 and 10.5 hereof, together with an Opinion of Counsel stating that such documents satisfy the documentary requirements of TIA §314(d), in connection with such release and, based on such determination, will deliver a certificate to the Collateral Agent setting forth such determination.

Section 10.7 Authorization of Actions to be Taken by Trustee Under Security Documents.

Subject to the terms of the Intercreditor Agreement and applicable Gaming Laws and Liquor Laws, the Trustee may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take or direct the Collateral Agent to take all actions the Trustee deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents and (b) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Note Guarantors hereunder and under the Notes, the Security Documents. Subject to the terms of the Intercreditor Agreement, the Trustee shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

Section 10.8 Authorization of Receipt of Funds by Trustee Under Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

Section 10.9 Note Guarantee.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, subject to Section 10.11, each Note Guarantor, jointly and severally, hereby unconditionally guarantees (such guarantees, together with further guarantees granted from time to time pursuant to Section 10.14, each being a “Guarantee”) to each Holder and the Trustee irrespective of the validity or enforceability of this Indenture, the Notes, the Security Documents or the Obligations of the Issuer hereunder or thereunder: (i) the due and punctual payment of the principal and premium, if any, of, and interest on, the Notes (including, without limitation, interest after the filing of a petition initiating any proceedings referred to in Section 6.1(j) or (k)), whether at maturity or on an interest payment date, by acceleration, call for redemption or otherwise; (ii) the due and punctual payment of interest on the overdue principal and premium, if any, of, and interest on, the Notes, if lawful; (iii) the due and punctual payment and performance of all other Obligations of the Issuer under the Notes, this Indenture and the Security Documents, all in accordance with the terms set forth herein and in the Notes and the Security Documents; and (iv) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations hereunder or under the Notes or the Security Documents, the due and punctual payment or performance thereof in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due by the Issuer of any amount so guaranteed for whatever reason, the Note Guarantors shall be jointly and severally obligated to pay the same immediately.

Each Note Guarantor hereby agrees that (i) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture, the Security Documents or the Obligations of the Issuer hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any releases of Collateral, any amendment of this Indenture, the Notes or Security Documents, any delays in obtaining or realizing upon or failures to obtain or realize upon Collateral, the recovery of any judgment against the Issuer or any of the Subsidiaries, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor and (ii) such Guarantee will not be discharged except by complete performance of the Obligations of the Issuer under the Notes, this Indenture and the Security Documents.

Each Note Guarantor hereby agrees that it shall not be entitled to and irrevocably waives (i) diligence, presentment, demand of payment, filing of claim with a court in the event of insolvency or bankruptcy of the Issuer, any Note Guarantor, any other Subsidiary or any other obligor under the Notes, any right to require a proceeding first against the applicable Issuer, any Note Guarantor, any other Subsidiary or any other obligor under this Indenture, the Notes or the Security Documents, protest, notice and all demands whatsoever, (ii) any right of subrogation, reimbursement, exoneration, contribution or indemnification in respect of any Obligations guaranteed hereby and (iii) any claim or other rights that it may now or hereafter acquire against the Issuer or any of the Subsidiaries that arise from the existence or performance of its Obligations under such Guarantee, including, without limitation, any right to participate in any claim or remedy of a Holder against the Issuer or any of the Subsidiaries or any Collateral that a Holder now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, and including, without limitation, the right to take or receive from the Issuer or any of the Subsidiaries, directly or indirectly, in cash or other property, by setoff or in any other manner, payment or security on account of such claim or other rights.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, any Note Guarantor, any other Subsidiary of the Issuer or any other obligor under this Indenture, the Notes or the Security Documents, trustee, liquidator, or other similar official, any amount paid by the Issuer, any Note Guarantor, any other Subsidiary of the Issuer or any other obligor under this Indenture, the Notes or the Security Documents to the Trustee or such Holder, such Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Note Guarantor agrees that, as between the Note Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.2 for the purposes of such Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration as to the Issuer of the Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of those Obligations as provided in Section 6.2, those Obligations (whether or not due and payable) will forthwith become due and payable by each of the Note Guarantors for the purpose of each such Guarantee.

Section 10.10 Execution and Delivery of Guarantee.

To evidence the Guarantee set forth in Section 10.9, the Issuer and each Note Guarantor hereby agrees that (a) a notation of such Guarantee substantially as set forth on Exhibit C hereto shall be endorsed on each Note authenticated and delivered by the Trustee, (b) such endorsement shall be executed on behalf of each Note Guarantor by its Chairman of the Board, President, Chief Financial Officer, Chief Operating Officer, Treasurer, Secretary or any Vice President and (c) a counterpart signature page to this Indenture shall be executed on behalf of each Note Guarantor by its Chairman of the Board, President or one of its Vice Presidents and attested to by another officer acknowledging such Note Guarantor’s agreement to be bound by the provisions hereof and thereof.

Each Note Guarantor hereby agrees that its Guarantee set forth in Section 10.9 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Notes on which a Guarantee is endorsed, the Guarantee shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Note Guarantor.

Section 10.11 Limitation on Note Guarantor’s Liability.

Each Note Guarantor and by its acceptance hereof each Holder hereby confirms that it is the intention of all such parties that the guarantee by such Note Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Federal or state law. To effectuate the foregoing intention, the Holders and the Note Guarantors hereby irrevocably agree that the Obligations of each Note Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the Obligations of such other Note Guarantor under its Guarantee, result in the Obligations of such Note Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law or render a Note Guarantor insolvent.

Section 10.12 Rights Under the Guarantee.

(a) No payment by any Note Guarantor pursuant to the provisions hereof shall entitle such Note Guarantor to any payment out of any Collateral or give rise to any claim of the Note Guarantors against the Trustee or any Holder.

(b) Each Note Guarantor waives notice of the issuance, sale and purchase of the Notes and notice from the Trustee or the Holders from time to time of any of the Notes of their acceptance and reliance on such Guarantee.

(c) No set-off, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature (other than performance by the Note Guarantors of their obligations hereunder) that any Note Guarantor may have or assert against the Trustee or any Holder shall be available hereunder to such Note Guarantor.

(d) Each Note Guarantor shall pay all costs, expenses and fees, including all reasonable attorneys’ fees, that may be incurred by the Trustee in enforcing or attempting to enforce the Guarantee or protecting the rights of the Trustee or the Holder, if any, in accordance with this Indenture.

Section 10.13 Primary Obligations.

The Obligations of each Note Guarantor hereunder shall constitute a guaranty of payment and not of collection. Each Note Guarantor agrees that it is directly liable to each Holder hereunder, that the Obligations of each Note Guarantor hereunder are independent of the Obligations of the Issuer or any other Note Guarantor, and that a separate action may be brought against each Note Guarantor, whether such action is brought against the Issuer or any other Note Guarantor or whether the Issuer or any other Note Guarantor is joined in such action. Each Note Guarantor agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by the Trustee or the Holders of whatever remedies they may have against the Issuer or any other Note Guarantor, or the enforcement of any lien or realization upon any security the Collateral Agent or the Trustee may at any time possess. Each Note Guarantor agrees that any release that may be given by the Collateral Agent, Trustee or the Holders to the Issuer or any other Note Guarantor shall not release such Note Guarantor.

Section 10.14 Guarantee by Subsidiary.

The Issuer shall cause (a) each Restricted Subsidiary that is formed or acquired after the date hereof and (b) each Subsidiary that becomes a Restricted Subsidiary after the date hereof, in each case concurrently therewith, to (i) become a Subsidiary Guarantor hereunder and execute and deliver to the Trustee a Guarantee in the form of Exhibit C attached hereto and a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations as set forth in Section 10.9; (ii) execute a Security Agreement (substantially in the form of the Security Agreement entered into on the Issue Date) and other Security Documents necessary or reasonably requested by the Trustee to grant the Collateral Agent a valid, enforceable, perfected Lien on the Collateral described therein, subject only to Liens permitted under Section 4.12; and (iii) such Restricted Subsidiary to deliver to the Trustee an Opinion of Counsel that (A) such Security Agreement, supplemental indenture and Guarantee have been duly authorized, executed and delivered by such Restricted Subsidiary and (B) such Security Agreement, this Indenture and such Guarantee constitute a legal, valid, binding and enforceable obligation of such Restricted Subsidiary, subject to customary assumptions and exceptions, including for bankruptcy, fraudulent transfer and equitable principles.

Each Note issued after the date of execution by any Subsidiary Guarantor of a Guarantee shall be endorsed with a form of Guarantee that has been executed by such Subsidiary Guarantor. However, the failure of any Note to have endorsed thereon a Guarantee executed by such Subsidiary Guarantor shall not affect the validity or enforceability of such Guarantee against such Subsidiary Guarantor.

Section 10.15 Release of Note Guarantors.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor or any sale or other disposition of the Capital Stock of any Subsidiary Guarantor to a Person (other than the Parent, the Issuer or any of its Subsidiaries) in a transaction that complies with the terms of this Indenture and the Net Proceeds from such Asset Sale are used in accordance with Section 4.10, then such Subsidiary Guarantor will be released and discharged from all of its Obligations under its Guarantee of the Notes and this Indenture. Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Guarantee.

(b) The Guarantee of a Note Guarantor will be automatically and unconditionally released (i) upon the release or discharge of the guarantee by such Note Guarantor with respect to the Credit Agreement or (ii) in connection with a legal defeasance or covenant defeasance of this Indenture or upon satisfaction and discharge of this Indenture.

Section 10.16 Gaming Law and Liquor Law Considerations.

(a) The Trustee acknowledges, understands and agrees that, notwithstanding any other provision of this Indenture to the contrary, the Gaming Laws and Liquor Laws may impose certain licensing or transaction approval requirements prior to or subsequent to the exercise of the rights and remedies granted to it under this Indenture with respect to the Collateral subject to the Gaming Laws and Liquor Laws.

(b) If any consent or approval under the Gaming Laws or Liquor Laws is required in connection with the taking of any of the actions which may be taken by the Trustee in the exercise of its rights hereunder, then the Issuer agrees to use its reasonable best efforts to secure such consent or approval and to cooperate with the Trustee in obtaining any such consent or approval. Upon the occurrence and during the continuation of any Event of Default, the Issuer shall promptly execute and/or cause the execution of all applications, certificates, instruments and other documents and papers that the Trustee may be required to file in order to obtain any necessary consents or approvals under the Gaming Laws and Liquor Laws, and if the Issuer fails or refuses to execute such documents, the Trustee or the clerk of the court with jurisdiction may execute such documents on behalf of the Issuer.

(c) Notwithstanding any other provision of this Indenture to the contrary, nothing in this Indenture shall (i) effect any transfer of any ownership interest (within the meaning of Indiana Code 4-33-4-21 and 68 Indiana Administrative Code 5 or the Colorado Gaming Laws) in the Issuer or (ii) effect any transfer, sale, purchase, lease or hypothecation of, or any borrowing or loaning of money against, or any establishment of any voting trust agreement or other similar agreement with respect to (all within the meaning of Indiana Code 4-33-4-21 and 68 Indiana Administrative Code 5-3), any certificate of suitability, finding of suitability, registration, license or any owner’s license heretofore or hereafter issued to any Person, including the Issuer and the Restricted Subsidiaries, under any of the Gaming Laws, including Indiana Code 4-33.

Section 10.17 Termination of Security Interest.

Upon the full and final payment and performance of all Obligations of the Issuer under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, the Trustee will, at the request of the Issuer, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Agreement.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.1 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, except that the Issuer’s and the Note Guarantors’ obligations under Section 7.7 and the Trustee’s and the Paying Agent’s obligations under Sections 8.6 and 8.7 shall survive, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and interest, if any, to the date of maturity or redemption;

(2) in respect of subclause (B) of clause (1) of this Section 11.1, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Note Guarantor is a party or by which the Issuer or any Note Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) the Issuer or any Note Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 11.1, the provisions of Sections 11.2, 8.6, and 8.7 hereof will survive. In addition, nothing in this Section 11.1 will be deemed to discharge those provisions of Section 7.7 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.2 Application of Trust Money.

Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Note Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 12.2 Notices.

Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first-class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ addresses:

If to the Issuer:

c/o The Majestic Star Casino, LLC

301 Fremont Street, 12th Floor

Las Vegas, NV 89101

Attention: Chief Financial Officer

Facsimile No.: (702) 382-5562

and

Latham & Watkins LLP

233 South Wacker Suite 5800

Chicago, Illinois 60613

Facsimile: 312-993-9767

Attention: Peter P. Knight

If to the Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Majestic Star Casino Administrator

Facsimile No.: (612) 217-5651

The Issuer or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given at the time delivered by hand, if personally delivered; upon receipt, if deposited in the mail, postage prepaid; when receipt acknowledged, if sent via facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. All notices and communications to the Trustee shall be deemed to have been duly given only if actually received by the Trustee.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, to his address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary

Section 12.3 Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and any other person shall have the protection of TIA Section 312(c).

Section 12.4 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.5 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with, provided that, (i) with respect to matters of fact, an Opinion of Counsel may rely upon an Officers’ Certificate or a certificate of a public official, and (ii) with respect to Restricted Payments, the Issuer shall provide the statements required by Section 4.7.

Section 12.6 Force Majeure.

The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, loss or malfunctions of utilities, computer (hardware or software) or communications service disruptions, labor disputes, acts of civil or military authority, or governmental, judicial or regulatory actions, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

Section 12.7 Legal Holidays.

If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 12.8 No Recourse Against Others.

No director, member, manager, officer, employee, incorporator, stockholder or controlling person of the Issuer or any Note Guarantor, as such, shall have any liability for any obligations of the Issuer or any Note Guarantor under the Notes, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes and the Guarantees.

Notwithstanding the foregoing, nothing in this provision shall be construed as a waiver or release of any claims under the Federal securities laws. Further, notwithstanding the foregoing, nothing in this provision shall, or shall be construed in any way to, modify the rights or obligations of the Issuer or any of the Note Guarantors as the Issuer or Note Guarantor, respectively.

Section 12.9 Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b). THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE ISSUER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE ISSUER IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ISSUER AT ITS ADDRESS SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PURCHASER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ISSUER IN ANY OTHER JURISDICTION.

Section 12.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of the Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11 Successors.

All agreements of the Issuer and any Note Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 12.12 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15 Trustee Authorization.

The Trustee and the Collateral Agent are authorized and directed to enter into the Intercreditor Agreement and the Security Documents, as applicable.

Section 12.16 Intercreditor Agreement.

Notwithstanding anything to the contrary contained herein, in the Notes or in any Security Document, any Liens securing Obligations under this Indenture, the Notes and the Security Documents, and the exercise of any right or remedy with respect thereto, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of, on the one hand, the Intercreditor Agreement and, on the other hand, any Note, this Indenture or any Security Document, the terms of the Intercreditor Agreement shall govern and control. Each Holder, by its acceptance of any Note, irrevocably agrees to be bound by the provisions of the Intercreditor Agreement and each Holder by its acceptance of any Note hereby directs, and the Trustee shall and is hereby authorized, to enter into the Intercreditor Agreement. Each Note and each Security Document shall bear a conspicuous legend that the Liens securing the Obligations under this Indenture and the Notes, and rights and remedies related thereto, are subordinated by the terms of the Intercreditor Agreement, in each case in the manner set forth therein.

Section 12.17 Tax Reporting.

The Issuer shall determine the “issue price” of the Notes for federal income tax purposes and shall provide this information to the Trustee. Each Holder, by its acceptance of the Notes, agrees to use this “issue price” for its own tax reporting and return filing.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Indenture as of the date first written above.

THE ISSUER:

THE MAJESTIC STAR CASINO, LLC

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

THE NOTE GUARANTORS:

BARDEN MISSISSIPPI GAMING, LLC

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

BARDEN COLORADO GAMING, LLC

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

THE MAJESTIC STAR CASINO II, LLC

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

MAJESTIC HOLDCO, LLC

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

THE TRUSTEE:

Wilmington Trust, National Association, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

THE COLLATERAL AGENT:

Wilmington Trust, National Association, as Collateral Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

SCHEDULE E-1

EBITDA FOR CERTAIN FISCAL PERIODS

SCHEDULE E-1

The Majestic Star Casino, LLC

LTM EBITDA (Period Ended 10/31/11)

	Nov-10	Dec-10	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-10 thru Oct-11 LTM
Net Income (Loss)	(4,234,612)	(11,563,384)	(3,096,578)	(644,233)	(1,428,002)	(2,625,071)	(6,591,302)	1,973,130	(1,313,085)	(477,852)	74,075	(1,600,338)	(31,527,252)

Add back:
Depreciation and amortization	2,586,495	2,290,293	2,262,943	2,207,544	2,205,570	2,210,518	2,199,845	2,176,450	2,156,841	2,112,633	2,100,117	2,075,167	26,584,416
Interest Expense (Income)	300,101	309,881	300,361	255,616	283,022	274,002	283,251	274,132	283,351	283,428	274,101	283,884	3,405,130
Reorganization Items	2,762,440	2,016,885	2,136,832	2,427,050	2,532,123	2,382,120	1,857,916	1,092,672	1,186,899	1,294,975	138,475	1,618,708	21,447,095
Income tax provision (benefit)	—	6,374,562	—	—	280,692	—	—	1,415	—	—	247,854	—	6,904,523
Prof fees re: Lake County Property Tax Litigation	—	—	—	633,511	1,251,480	988,058	804,982	364,281	32,332	19,625	27,898	66,739	4,188,906

EBITDA per Consolidation	1,414,424	(571,763)	1,603,558	4,879,488	5,124,885	3,229,627	(1,445,308)	5,882,080	2,346,338	3,232,809	2,862,520	2,444,160	31,002,818

Allow for B/D - BNG Note	—	578,291	—	—	—	14,325	—	—	—	—	—	(592,616)	—
Allow for B/D - BDI Rec	—	129,546	(128)	(67)	(25)	(544)	(440)	(142)	8	—	—	—	128,208
Allow for B/D - Pitt Trans Serv Agrmt	—	71,958	—	—	—	—	—	—	—	—	—	—	71,958
Majestic Star - Phase II Environmental Report	—	—	—	—	—	—	—	—	—	—	164,168	—	164,168
Tunica - Est. Gross B.I. & Related Claims (1)	—	—	—	—	—	227,741	3,863,212	617,455	220,461	445,373	—	—	5,374,242
Tunica - Insurance Proceeds	—	—	—	—	—	—	—	(4,000,000)	—	(1,000,000)	—	—	(5,000,000)
Tunica - Flood related expenses	—	—	—	—	—	—	721,642	243,199	372,980	7,393	12,781	48,279	1,406,274
Tunica - Impairment on PP&E	—	—	—	—	—	—	—	—	—	—	48,050	—	48,050

EBITDA (pre Closing Date per Agreement)	1,414,424	208,032	1,603,430	4,879,421	5,124,860	3,471,149	3,139,106	2,742,592	2,939,787	2,685,575	3,087,519	1,899,823	33,195,718

(1)	For the period from April 29, 2011 through August 31, 2011. Business Interruption may be continuing at the property and a final claim amount has not yet been determined.

Accordingly, additional claims may exist for periods subsequent to August 31, 2011.

EXHIBIT A

(Face of Note)

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY TRUST COMPANY (THE “DEPOSITARY”) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.(1)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF NOTES TRANSFERRED PURSUANT TO RULE 144A UNDER THE SECURITIES ACT) OR 40 DAYS (IN

(1)	The second and third paragraphs should be included only if the Note is issued in global form.

THE CASE OF NOTES TRANSFERRED PURSUANT TO REGULATION S UNDER THE SECURITIES ACT) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. IN THE CASE OF NOTES TRANSFERRED PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

PURSUANT TO SECTION 2.9 OF THE INDENTURE, IN DETERMINING WHETHER THE HOLDERS OF THE REQUIRED PRINCIPAL AMOUNT OF NOTES HAVE CONCURRED IN ANY DIRECTION, WAIVER OR CONSENT, NOTES OWNED BY THE ISSUER OR ANY AFFILIATE OF THE ISSUER SHALL BE CONSIDERED AS THOUGH NOT OUTSTANDING, EXCEPT FOR NOTES OWNED BY ANY EXCLUDED PERSON (AS DEFINED IN THE INDENTURE), UNLESS SUCH EXCLUSION IS PROHIBITED BY APPLICABLE LAW, WHICH SHALL BE CONSIDERED OUTSTANDING AND SHALL BE PERMITTED TO CONCUR IN ANY SUCH DIRECTION, WAIVER OR CONSENT.

ANYTHING HEREIN OR IN THE INDENTURE TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS EVIDENCED BY THIS NOTE, ANY OTHER NOTE, THE INDENTURE OR ANY RELATED SECURITY DOCUMENT, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, AND CERTAIN OF THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE). IN THE EVENT OF ANY CONFLICT BETWEEN, ON THE ONE HAND, THE TERMS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE) AND, ON THE OTHER HAND, THIS NOTE, THE INDENTURE OR ANY SECURITY DOCUMENT RELATED THERETO, THE TERMS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE) SHALL GOVERN AND CONTROL. EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE INDENTURE).

[Face of Note]

CUSIP/CINS

12.5% / 14.5% SECOND LIEN SENIOR SECURED NOTE DUE 2016

No.	$100,600,000

THE MAJESTIC STAR CASINO, LLC

The Majestic Star Casino, LLC, an Indiana limited liability company (the “Issuer”), as obligor, for value received promise to pay to Cede & Co. or registered assigns, the principal sum of ONE HUNDRED MILLION SIX HUNDRED THOUSAND Dollars on December 1, 2016. Interest Payment Dates: June 1 and December 1 and on the maturity date. Record Dates: May 15 and November 15 (whether or not a Business Day).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

THE ISSUER: THE MAJESTIC STAR CASINO, LLC

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication:

Dated:

This is one of the Notes referred to

in the within-mentioned Indenture:

Wilmington Trust, National Association, as Trustee

By:
Authorized Signatory

(Back of Note)

12.5% / 14.5% SECOND LIEN SENIOR SECURED NOTE DUE 2016

1. Interest. The Majestic Star Casino, LLC, an Indiana limited liability company (the “Issuer”), as obligor, promise to pay interest on the principal amount of this Note at the rate and in the manner specified below.

The Issuer shall pay, in cash, interest on the principal amount of this Note, at the rate of 12.5% per annum; provided that, only to the extent the Issuer is prohibited from paying any interest due on this Note in cash by any Credit Facility or the Intercreditor Agreement, the Issuer shall pay, in PIK Notes, interest on the principal amount of this Note, at the rate of 14.5% per annum. The Issuer shall pay interest semi-annually on June 1 and December 1 of each year, and on the maturity date, commencing on June 1, 2012, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).

Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. To the extent lawful, the Issuer shall pay interest on overdue principal at the rate of 1% per annum in excess of the then applicable interest rate on the Notes, provided that the Issuer may pay such interest in Additional Notes to the extent the Issuer is prohibited from paying any interest due on this Note in cash by any Credit Facility or the Intercreditor Agreement; the Issuer shall pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful.

2. Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the record date next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date. The Holder must surrender this Note to a Paying Agent to collect principal payments. The Issuer shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Issuer may pay principal and interest by check to a Holder’s registered address.

3. Paying Agent and Registrar. Initially, the Trustee shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-registrar without notice to any Holder. Subject to certain exceptions, any Subsidiary of the Issuer may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of December 1, 2011 (the “Indenture”) among the Issuer, the Note Guarantors named therein, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”) (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA and thereafter as in effect on the date the Indenture is so qualified. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The terms of the Indenture shall govern any inconsistencies between the Indenture and the Notes. Terms not otherwise defined herein shall have the meanings assigned in the Indenture. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. Subject to the conditions set forth in the Indenture, the Issuer may issue Additional Notes.

5. Optional Redemption. The Notes shall be subject to redemption at the option of the Issuer, in whole or in part, at any time, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest, if any, up to the redemption date.

6. Mandatory Redemption. There shall be no mandatory redemption of the Notes (other than as provided in Sections 3.8 and 3.9 of the Indenture).

7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00, except that PIK Notes or increased principal amount of a Global Note shall be in denominations of $1.00 or any integral multiple of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee shall require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar and the Issuer need not exchange or register the transfer (i) of any Note or portion of a Note selected for redemption or (ii) of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

8. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, subject to the provisions of the Indenture with respect to the record dates for the payment of interest.

9. Amendments and Waivers. Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing Default or Event of Default (except certain payment defaults) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes). Without the consent of any Holders, the Indenture, the Notes, the Security Documents and the Intercreditor Agreement, may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for assumption of the Issuer’s obligations to the Holders in the case of a merger or consolidation, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes, or that does not adversely affect the legal rights hereunder or under the Indenture or the Security Documents of any Holder, to release any Guarantee of the Notes permitted to be released under the terms of the Indenture, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, or to comply with the requirements of the Trustee and the Depositary (including its nominees) with respect to transfers of beneficial interests in the Notes. Notwithstanding the foregoing, without the consent of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Issuer, the Note Guarantors and the Collateral may not amend or supplement the Security Documents or waive or modify the rights of the Holders thereunder or the provisions of the Indenture relating thereto.

10. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare by written notice to the Issuer and the Trustee all the Notes to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security and indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Issuer must furnish an annual compliance certificate to the Trustee.

11. Trustee Dealings with Issuer. The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not Trustee.

12. No Recourse Against Others. No director, member, manager, officer, employee, incorporator, stockholder or controlling person of the Issuer or any Note Guarantor, as such, shall have any liability for any obligations of the Issuer or any Note Guarantor under the Notes, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Guarantees. Notwithstanding the foregoing, nothing in this provision shall be construed as a waiver or release of any claims under the Federal securities laws.

13. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

16. Governing Law. This Note and the Indenture shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: The Majestic Star Casino, LLC, 301 Fremont Street, 12th Floor, Las Vegas, Nevada 89101, Attention: Chief Financial Officer.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                   to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Your Tax ID Number:

Signature Guarantee*:

*	NOTICE: The signature must be guaranteed by an institution which is a member of one of the following recognized signature guarantee programs:

(1) The Securities Transfer Agent Medallion Program (STAMP);

(2) The New York Stock Exchange Medallion Program (MSP);

(3) The Stock Exchange Medallion Program (SEMP).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10                              ☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears

on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	NOTICE The signature must be guaranteed by an institution which is a member of one of the following recognized signature guarantee programs:

(1) The Securities Transfer Agent Medallion Program (STAMP);

(2) The New York Stock Exchange Medallion Program (MSP);

(3) The Stock Exchange Medallion Program (SEMP).

SCHEDULE OF EXCHANGES OF DEFINITIVE NOTES(3)

The following exchanges of a part of this Global Note for Definitive Notes have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

[3]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER OF NOTES

Re:	12.5% / 14.5% Second Lien Senior Secured Notes due 2016 (the “Notes”) of The Majestic Star Casino, LLC.

This Certificate relates to $             principal amount of Notes held in * ☐   book-entry or * ☐  definitive form by                      (the “Transferor”).

The Transferor, by written order, has requested the Trustee:

☐	to deliver in exchange for its beneficial interest in the Global Note held by the depositary, a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above); or

☐	to exchange or register the transfer of a Note or Notes. In connection with such request and in respect of each such Note, the Transferor does hereby certify that Transferor is familiar with the Indenture relating to the above captioned Notes and, the transfer of this Note does not require registration under the Securities Act of 1933, as amended (the “Securities Act”) because such Note:

☐	is being acquired for the Transferor’s own account, without transfer;

☐	is being transferred pursuant to an effective registration statement;

☐	is being transferred to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), in reliance on such Rule 144A;

☐	is being transferred pursuant to an exemption from registration in accordance with Rule 904 under the Securities Act;**

☐	is being transferred pursuant to Rule 144 under the Securities Act;** or

☐	is being transferred pursuant to another exemption from the registration requirements of the Securities Act (explain:).**

[INSERT NAME OF TRANSFEROR]

By:

Date:

*	Check applicable box.
**	If this box is checked, this certificate must be accompanied by an opinion of counsel to the effect that such transfer is in compliance with the Securities Act.

B-1

EXHIBIT C

FORM OF GUARANTEE

For good and valuable consideration received from the Issuer by the undersigned (hereinafter referred to as the “Note Guarantors,” which term includes any successor or additional Subsidiary Guarantors), the receipt and sufficiency of which is hereby acknowledged, subject to Section 10.11 of the Indenture, each Note Guarantor, jointly and severally, hereby unconditionally guarantees, irrespective of the validity or enforceability of the Indenture, the Notes, the Security Documents or the Obligations thereunder, (a) the due and punctual payment of the principal and premium, if any, of and interest on the Notes (including, without limitation, interest after the filing of a petition initiating any proceedings referred to in Section 6.1(j) or (k) of the Indenture), whether at maturity or on an interest payment date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal and premium, if any, of and interest, if any, on the Notes, if lawful, (c) the due and punctual payment and performance of all other Obligations under such documents, all in accordance with the terms set forth in the Indenture, the Notes and the Security Documents, and (d) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations thereunder or under the Indenture or the Security Documents, the due and punctual payment or performance thereof in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, in each case, to the Holders or the Trustee all in accordance with the terms of the Indenture.

No director, member, manager, officer, employee, incorporator, stockholder or controlling person of the Note Guarantor, as such, shall have any liability under this Guarantee for any obligations of the Note Guarantor under the Notes, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability.

NOTE GUARANTOR:

By:
Name:
Title:

C-1